Exhibit 10.2

EXECUTION VERSION

£340,000,000

$1,050,000,000

AMENDED AND RESTATED 364-DAY BRIDGE CREDIT

AGREEMENT

Dated as of March 31, 2015

among

NEW STERIS LIMITED and STERIS CORPORATION,

as Borrowers and as Guarantors,

the other Guarantors from time to time party hereto,

SOLAR US PARENT CO.,

as Retiring Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

BANK OF AMERICA, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

KEYBANK NATIONAL ASSOCIATION,

as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

J.P. MORGAN SECURITIES LLC

and

KEYBANC CAPITAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

i

-ii-

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(f)	–	Legal Proceedings
Schedule 5.01(i)	–	Affiliate Transactions
Schedule 5.02(a)(viii)	–	Liens
Schedule 5.02(e)	–	Subsidiary Indebtedness

EXHIBITS

Exhibit A	–	Form of Notice of Borrowing
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Tax Compliance Certificate

-iii-

Exhibit C-2	–	Form of Tax Compliance Certificate
Exhibit C-3	–	Form of Tax Compliance Certificate
Exhibit C-4	–	Form of Tax Compliance Certificate
Exhibit D	–	Form of Guarantor Joinder Agreement

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364-DAY BRIDGE CREDIT AGREEMENT

This Amended and Restated 364-Day Bridge Credit Agreement (this “Agreement”) dated as of March 31, 2015 is among New STERIS Limited, a private limited company organized under the laws of England and Wales, which is intended to be reregistered as a public limited company (“New HoldCo”), STERIS Corporation, an Ohio corporation (“STERIS” and, together with New HoldCo, the “Borrowers” and each a “Borrower”), Solar US Parent Co., a Delaware corporation (the “Retiring Borrower”), the Guarantors (as defined below) that are parties hereto from time to time, the Lenders (as defined below) that are parties hereto, and Bank of America, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, New HoldCo intends to directly or indirectly acquire (the “Acquisitions”) pursuant to the Offer Documents or Scheme Documents, as applicable (each as defined below) (a) all of the outstanding shares of Synergy (as defined below) which are subject to the Scheme or Takeover Offer (as the case may be) for consideration in cash (the “Cash Consideration”) and newly issued ordinary shares of New HoldCo, which acquisition will be effected pursuant to a Scheme or a Takeover Offer (each, as defined below) (the “Synergy Acquisition”) and (b) all of the outstanding capital stock of STERIS for consideration consisting of newly issued ordinary shares of New HoldCo, which acquisition will be effected pursuant to a merger of a newly created indirect Subsidiary of New HoldCo organized under the laws of Delaware with and into STERIS with STERIS as the surviving company (the “Company Merger”).

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2015 STERIS Credit Agreement” means the Credit Agreement, dated as of the date hereof, among STERIS, New HoldCo, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer relating to the number of acceptances of the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances (as set out in the Offer Press Announcement), being acceptances in respect of such number of Synergy Shares to which the Takeover Offer relates that, when aggregated with all Synergy Shares to which the Takeover Offer relates (excluding shares held in treasury) directly or indirectly acquired by New HoldCo, represent at least 90% of the Synergy Shares to which the Takeover Offer relates (excluding any shares held in treasury). “Shares to which the Takeover Offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the Companies Act 2006.

“Acquisitions” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means a Tranche 1 Advance or a Tranche 2 Advance, as appropriate.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and each Documentation Agent.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Applicable Margin” means, as of any date, a percentage per annum equal to the percentage set forth opposite the period following the Closing Date in which such date occurs as set forth below:

DATE	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Prior to the 90th day after the Closing Date	1.50%	0.50%
On or after the 90th day after the Closing Date, but prior to the 180th day after the Closing Date	1.75%	0.75%
On or after the 180th day after the Closing Date, but prior to the 270th day after the Closing Date	2.00%	1.00%
On or after the 270th day after the Closing Date, but prior to the 365th day after the Closing Date	2.25%	1.25%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” and “Borrowers” have the meanings specified in the recital of parties to this Agreement.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower, which:

(i) where it relates to a Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Part I of Schedule I; and

(1) where the relevant Borrower is a Borrower on the Effective Date, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(2) where the relevant Borrower has become a Borrower after the Effective Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant Borrower becomes such a Borrower; or

(ii) where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance, and:

(1) where the relevant Borrower is a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(2) where the relevant Borrower is not a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant Borrower becomes a Borrower.

“Borrower Materials” has the meaning specified in the penultimate paragraph of Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and Class made by each of the Lenders to each applicable Borrower pursuant to Section 2.01.

“Borrowing Minimum” means with respect to Tranche 1 Advances £50,000,000 and with respect to Tranche 2 Advances $50,000,000.

“Borrowing Multiple” means with respect to Tranche 1 Advances £5,000,000 and with respect to Tranche 2 Advances $5,000,000.

“Bridge Facility” means the Commitments and any Advances made thereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to obligations denominated in Dollars is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars or Sterling, any fundings, disbursements, settlements and payments in

Dollars or Sterling in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day that is also a Business Day.

“Cash Consideration” has the meaning set forth in the recitals hereto.

“Cash Equivalents” means (a) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by or fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof or (ii) any member state of the European Union; (b) marketable general obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision, agency or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any other foreign government or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, which are rated at least A- by S&P or A-1 by Moody’s; (c) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by an issuer rated at least A-/A-1 by S&P or A3/P-1 by Moody’s; or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (d) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, notes, debt securities, bankers’ acceptances and repurchase agreements, in each case having maturities of one year or less from the date of acquisition, issued, and money market deposit accounts issued or offered, by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or foreign commercial bank of recognized standing having combined capital and surplus of not less than $100,000,000 or any bank (or the parent company of any such bank) whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-2 or an equivalent rating from another rating agency; (e) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to notes or other securities described in clause (a) of this definition; (g) any notes or other debt securities or instruments issued by any Person, (i) the payment and performance of which is premised upon (A) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of such state, commonwealth or territory or any public instrumentality or agency thereof or any foreign government or (B) loans originated or acquired by any other Person pursuant to a plan or program established by any Governmental Authority that requires the payment of not less than 95% of the outstanding principal amount of such loans to be guaranteed by (1) a specified Governmental Authority or (2) any other Person (provided that all or substantially all of such guarantee payments made by such Person are contractually required to be reimbursed by any other Governmental Authority), (ii) that are rated at least AAA by S&P and Aaa by Moody’s and (iii) which are disposed of by the Reporting Entity or any member of the Consolidated Group within one year after the date of acquisition thereof; (h) shares of money market, mutual or similar funds that (i) invest in assets satisfying the requirements of clauses (a) through (g) (or any of such clauses) of this definition, and (ii) have portfolio assets of at least $1,000,000,000; (i) any other investment which constitutes a “cash equivalent” under GAAP as in effect from time to time; and (j) any other notes, securities or other instruments or deposit-based products consented to in writing by the Administrative Agent.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certain Funds Default” means an Event of Default arising from any of the following (other than in respect of Synergy and its Subsidiaries (the “Synergy Group”)):

(a) Section 6.01(a);

(b) Section 6.01(b) as it relates to a Certain Funds Representation;

(c) Section 6.01(c) as it relates to the failure to perform any of the following covenants: (i) Sections 5.01(d)(i) or (k) (other than paragraph (x) thereof), (ii) Sections 5.02(a), (b), (d), (e) or (f) (but only with respect to STERIS), and (iii) Section 5.04;

(d) Section 6.01(e) in relation to New HoldCo or STERIS, but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(e) Section 6.01(i).

“Certain Funds Period” means the period commencing on the Initial Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means:

(a) where the Synergy Acquisition proceeds by way of a Scheme:

(i) payment (directly or indirectly) of the cash price payable by New HoldCo to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by New HoldCo;

(ii) financing (directly or indirectly) the cash consideration payable to holders of options or awards to acquire Synergy Shares pursuant to any proposal in respect of such options or awards pursuant to the City Code;

(iii) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(iv) repayment of Existing STERIS Indebtedness (including pursuant to any Delayed Draw Advance) and Existing Synergy Indebtedness; or

(b) where the Synergy Acquisition proceeds by way of a Takeover Offer:

(i) payment (directly or indirectly) of all or part of the cash price payable by New HoldCo to the holders of the Synergy Shares subject to the Takeover Offer in consideration of the acquisition of such Synergy Shares pursuant to the Takeover Offer;

(ii) payment (directly or indirectly) of the cash consideration payable to the holders of Synergy Shares pursuant to the operation by the Borrowers of the procedures contained in sections 979 and 983 of the UK Companies Act;

(iii) financing (directly or indirectly) the consideration payable to holders of options to acquire Synergy Shares pursuant to any proposal in respect of those options as required by the City Code;

(iv) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(v) repayment of Existing STERIS Indebtedness (including pursuant to any Delayed Draw Advance) and Existing Synergy Indebtedness.

“Certain Funds Representations” means, with respect to the Borrowers and entities that are required to be Guarantors on the Closing Date, each of the following: (1) Sections 4.01(a), (b)(i), (b)(ii), (b)(iii)(A) and b(iii)(B) (but only with respect to contravention of law); (2) Section 4.01(c) (but only as it relates to receipt of required governmental authority or regulatory body approvals as of the Closing Date) and Section 4.01(d); (3) Section 4.01(g); (4) Section 4.01(o); (5) Section 4.01(q); (6) Sections 4.01(r) and 4.01(s) (but only with respect to compliance of use of proceeds with OFAC, FCPA and the USA Patriot Act) and (7) Sections 4.01(t), (u) and (v) (but only to the extent they relate to the then current actual method of the Synergy Acquisition and subject to any waiver or requirement of the Panel).

“City Code” means the City Code on Takeovers and Mergers.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche 1 Advances or Tranche 2 Advances. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.

“Clean-up Date” has the meaning set forth in Section 6.01(i).

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Closing Date Guarantor” means each of (i) US HoldCo, (ii) US Parent and (iii) US AcquisitionCo.

“Commitment” means the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Fee Payment Date” means the date that is the earlier of (x) the date that is 90 days after the Initial Effective Date and (y) the Closing Date.

“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists and (b) the date on which the applicable Class of Commitments is terminated in full in accordance with Section 2.05 or Section 6.01.

“Company Merger” has the meaning set forth in the recitals hereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of the Consolidated Group for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income: (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by the Reporting Entity and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation (including depletion) and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other nonrecurring or non-cash charges, expenses or losses (including charges, fees and expenses incurred in connection with the Transactions); provided that for any period of four consecutive fiscal quarters nonrecurring cash expenses added back pursuant to this clause (g) (other than those in connection with the Transactions or any acquisition) shall not exceed the greater of (x) $50,000,000 and (y) 10% of Consolidated EBITDA (before giving effect to such nonrecurring cash add back) for the applicable four quarter period, (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis. Consolidated EBITDA will be calculated on a pro forma basis as if the Transactions and any related incurrence or repayment of Debt by the Reporting Entity or any of its Subsidiaries had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission. In addition, in the event that the Reporting Entity or any of its

Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission; provided, that if appropriate financial items to calculate Consolidated EBITDA on a pro forma basis for an acquisition or investment are unavailable or were not prepared in accordance with GAAP, then the Reporting Entity may elect not to include such financial items relating to such acquisition or investment if the amount of Consolidated EBITDA attributable to such acquisition or investment as reasonably determined in good faith by the Reporting Entity is greater than or equal to $0 or is less negative than negative $25,000,000.

“Consolidated Group” means the Reporting Entity and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Consolidated Group on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements relating to interest rates; provided that if the Reporting Entity or any of its Subsidiaries acquired or disposed of any Person or line of business during the relevant period (including for the avoidance of doubt the Transactions and the Acquisitions), Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets at such date as reflected on the Consolidated balance sheet of the Reporting Entity most recently delivered pursuant to Section 5.01(j)(i) or Section 5.01(j)(ii).

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Reporting Entity on the first day of such period or whose election to the board of directors of the Reporting Entity is approved by a majority of the other Continuing Directors.

“Conversion,” “Convert,” or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or Section 2.09.

“Court” means the High Court of Justice in England and Wales.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened by order of the Court under section 896(1) of the UK Companies Act for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the court order sanctioning the Scheme under section 899(1) of the UK Companies Act.

“CTA” means the Corporation Tax Act 2009.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Person is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Delayed Draw Advance” has the meaning specified in Section 2.01(b).

“Delayed Draw Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(b), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Delayed Draw Commitment shall be equal to such Lender’s Pro Rata Share of the remaining Tranche 2 Commitments after giving effect to any Advances made pursuant to Section 2.01(b)(x) and 2.01(c), as such amount may be reduced pursuant to Sections 2.05 or 6.01; provided that the aggregate amount of all Delayed Draw Commitments shall not exceed $100,000,000.

“Delayed Draw Date” has the meaning specified in Section 2.01(b).

“Delayed Draw Long Stop Date” means the date that is 45 days after the Closing Date or, if such date is not a Business Day, the next succeeding Business Day.

“Delayed Draw Notice” means the notice delivered by STERIS to the Administrative Agent setting forth the amount necessary to finance the change of control payments (including any accrued interest) to be made to the holders of the Existing STERIS Notes who accept STERIS’s change of control prepayment offer in accordance with the terms of such offer.

“Direction” has the meaning specified in Section 2.14(g)(iv)(C)(1).

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” has the meaning specified in Section 5.02(f).

“Documentation Agent” means KeyBank National Association.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dollar Equivalent” means, on any date, with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Spot Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Dollars” and the “$” sign each means lawful currency of the United States.

“Effective Date” means the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Effective Date Guarantor” means each of (i) American Sterilizer Company, (ii) Integrated Medical Systems International, Inc., (iii) Isomedix Inc., (iv) Isomedix Operations Inc., (v) STERIS Europe, Inc., (vi) STERIS Inc., (vii) United States Endoscopy Group, Inc., (viii) STERIS and (ix) New HoldCo.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing (collectively (A) and (B) referred to as “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Reporting Entity’s controlled group, or under common control with the Reporting Entity, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b) the application for a minimum funding waiver with respect to a Plan;

(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d) the cessation of operations at a facility of the Reporting Entity or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e) the withdrawal by the Reporting Entity or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Advance, or a Base Rate Advance the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Advance, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or Sterling that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Bridge Credit Agreement” means that certain 364-Day Bridge Credit Agreement dated as of October 13, 2014, as amended on March 9, 2015, among Solar US Parent Co., as Borrower, STERIS Corporation, as Guarantor, the Lenders party thereto, and Bank of America, as Administrative Agent.

“Existing Debt” means the Existing STERIS Indebtedness and the Existing Synergy Indebtedness.

“Existing STERIS Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 13, 2012, among STERIS, the lenders from time to time party thereto, and KeyBank National Association, as administrative agent.

“Existing STERIS Indebtedness” means the Existing STERIS Credit Agreement, Existing STERIS Letter Agreement and the Existing STERIS Notes.

“Existing STERIS Letter Agreement” means the Amended and Restated Letter Agreement, dated as of May 15, 2014, between STERIS and PNC Bank, National Association.

“Existing STERIS Notes” means STERIS’s (i) 5.38% Senior Notes, Series A-3, due December 15, 2015 in an aggregate principal amount of $20,000,000 issued under those certain Note Purchase Agreements, dated as of December 17, 2003, as amended by the First Amendment to the Note Purchase Agreements, dated as of August 15, 2008, each by and among STERIS and the purchasers named therein; (ii) (A) 6.33% Senior Notes, Series A-2, due August 15, 2018 in principal amount of $85,000,000 and (B) 6.43% Senior Notes, Series A-3, due August 15, 2020 in principal amount of $35,000,000 issued under those certain Note Purchase Agreements, each dated as of August 15, 2008, by and among STERIS and the purchasers named therein; and (iii) (A) 3.20% Senior Notes, Series A-1A, due December 4, 2022 in principal amount of $47,500,000, (B) 3.20% Senior Notes, Series A-1B, due December 4, 2022 in principal amount of $47,500,000, (C) 3.35% Senior Notes, Series A-2A, due December 4, 2024 in principal amount of $40,000,000, (D) 3.35% Senior Notes, Series A-2B, due December 4, 2024 in principal amount of $40,000,000, (E) 3.55% Senior Notes, Series A-3A, due December 4, 2027 in principal amount of $12,500,000 and (F) 3.55% Senior Notes, Series A-3B, due December 4, 2027 in principal amount of $12,500,000 issued under those certain Note Purchase Agreements, each dated as of December 4, 2012, by and among STERIS and the purchasers named therein.

“Existing Synergy Credit Agreement” means the Multicurrency Revolving Credit Agreement, dated as of July 26, 2011, among Synergy, the other borrowers party thereto, the other guarantors party thereto, the lenders from time to time party thereto, and Barclays Bank Plc, as administrative agent.

“Existing Synergy Indebtedness” means (i) the Existing Synergy Credit Agreement, (ii) the Existing Synergy Notes and (iii) other Debt of Synergy existing on the Initial Effective Date consisting of, among other things, overdraft and uncommitted facilities and other loans that STERIS elects to refinance as of the Closing Date.

“Existing Synergy Notes” means Synergy’s senior notes issued under that certain Note Purchase Agreement and Private Shelf Facility, dated as of September 13, 2012, by and among Synergy and the purchasers named therein.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the

Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the fee letter dated as of October 13, 2014 among STERIS, the Joint Lead Arrangers and the Initial Lenders concerning fees to be paid in connection with the Bridge Facility and related matters.

“Fee Payment Date” has the meaning specified in Section 3.01(b).

“Foreign Parent” means the entity organized or to be organized under the laws of the Cayman Islands that, on the Closing Date, will be a wholly-owned direct Subsidiary of New HoldCo and the direct parent of US HoldCo.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia, and any direct or indirect Subsidiary thereof.

“GAAP” has the meaning specified in Section 1.03.

“General Meeting” means the extraordinary general meeting of the holders of Synergy Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means each member of the Consolidated Group that guarantees the Guaranteed Obligations by becoming a party hereto, including by way of executing a joinder hereto substantially in the form of Exhibit D hereto or any other form agreed by the Administrative Agent; provided, however, that notwithstanding anything contrary in the Loan Documents, no Foreign Subsidiary of STERIS shall be a Guarantor; provided, further, that no Guarantor that is also a Borrower shall guarantee its own obligations.

“Guaranty” has the meaning specified in Section 8.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrowers to change GAAP to IFRS.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Initial Effective Date” means October 13, 2014.

“Initial Lender” has the meaning specified in the definition of “Lenders.”

“Interest Period” means as to each Eurocurrency Rate Advance, the period commencing on the date such Eurocurrency Rate Advance is disbursed or Converted to or continued as a Eurocurrency Rate Advance and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by a Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurocurrency Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ITA” means the Income Tax Act 2007.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and KeyBanc Capital Markets.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means, collectively, (a) each of Bank of America, N.A., JPMorgan Chase Bank, N.A. and KeyBank National Association (each, an “Initial Lender”) and (b) each other bank, financial institution and other institutional lender listed on the signature pages hereof and each assignee that shall become a party hereto pursuant to Section 9.07.

“Lender Parties” has the meaning specified in Section 8.01.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Fee Letter and any amendments or notes entered into in connection herewith.

“Loan Party” means each of the Borrowers and the Guarantors.

“Local Time” means (a) with respect to any extensions of credit hereunder denominated in Dollars, New York time, and (b) with respect to any extensions of credit hereunder denominated in Sterling, London time.

“Long Stop Date” means July 12, 2015.

“Losses” has the meaning specified in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a) where the Synergy Acquisition proceeds by way of a Scheme:

(i) the Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved in accordance with section 899(1) of the UK Companies Act by the requisite majority of the Scheme Shareholders at such Court Meeting;

(ii) the General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of Synergy at such General Meeting;

(iii) an application for the issuance of the Court Order is made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(iv) either the Scheme lapses or it is withdrawn with the consent of the Panel or by order of the Court;

(v) a Court Order is issued but not filed with the Registrar within five Business Days of its issuance; or

(vi) (A) if following the Closing Date no Delayed Draw Commitments remain outstanding, the date which is 15 days after the Scheme Effective Date, or

(B) if following the Closing Date any Delayed Draw Commitments remain outstanding, the earlier of (x) the Delayed Draw Date and (y) the Delayed Draw Long Stop Date,

unless, in respect of paragraphs (i) to (v) inclusive above, for the purpose of switching from a Scheme to a Takeover Offer, within 10 Business Days of such event STERIS has notified the Administrative Agent that it intends to issue, and then within 20 Business Days after delivery of such notice STERIS or such Affiliate does issue, an Offer Press Announcement and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred);

(b) where the Synergy Acquisition proceeds by way of a Takeover Offer, such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from a Takeover Offer to a Scheme, within 10 Business Days of such event STERIS has notified the Administrative Agent that it intends to issue, and then within

20 Business Days after delivery of such notice STERIS does issue, a Press Release and STERIS provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred);

(c) the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(d) the Long Stop Date; provided that if any Delayed Draw Commitments remain outstanding on the Long Stop Date, a Mandatory Cancellation Event shall not occur on the Long Stop Date, but instead on the earlier of (A) the Delayed Draw Date and (B) the Delayed Draw Long Stop Date.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Reporting Entity and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Reporting Entity and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement.

“Material Indebtedness” means Debt, excluding any Debt incurred under the Loan Documents, in excess of the greater of (a) $75,000,000 and (b) 2% of Consolidated Total Assets.

“Material Subsidiary” means a Subsidiary that has total assets (on a Consolidated basis with its Subsidiaries) of $80,000,000 or more.

“Maturity Date” means in the case of Tranche 1 Advances and Tranche 2 Advances, the date that is 364 calendar days following the Closing Date, or, if the date that is 364 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 calendar days following the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (a) to which the Reporting Entity or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and (b) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of the Reporting Entity or any ERISA Affiliate and at least one Person other than the Reporting Entity and its ERISA Affiliates or (ii) was so maintained and in respect of which the Reporting Entity or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Net Cash Proceeds” means:

(a) with respect to a Specified Asset Sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received by the Reporting Entity or such subsidiary in respect of such Specified Asset Sale, net of (i) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred by the Reporting Entity or such subsidiary in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any assets subject to such Specified Asset Sale, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Specified Asset Sale, or by applicable law, be repaid out of the proceeds from such Specified Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Specified Asset Sale, or to any other person (other than the Reporting Entity or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such Specified Asset Sale, and (v) the amount of any reserves established by the Reporting Entity or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Specified Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b) with respect to the incurrence or issuance of Borrowed Debt or Equity Interests, the excess of (i) the cash received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions and other fees, costs and expenses incurred by the Consolidated Group in connection with such issuance, and any taxes paid or reasonably estimated to be payable in connection with such issuance.

“New HoldCo” has the meaning set forth in the recitals hereto (and includes any conversion of such entity to a public limited company).

“New Lender” means any Lender that shall become a party hereto pursuant to Section 9.07.

“New Senior Notes” means private placement notes issued by STERIS on or after the date hereof in connection with the Transactions.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Contravention Exception” means the extent that a contravention of the Existing STERIS Notes and Existing Synergy Notes exists in connection with the provision for the repayment or constructive discharge thereof.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Funding Lender” has the meaning specified in Section 2.03.

“Non-US Lender” has the meaning specified in Section 2.14(f)(ii).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of STERIS announcing that the Synergy Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Original Press Release” means the Press Release issued on October 13, 2014.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction required pursuant to, or enforced, any Loan Document or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Panel” means the Panel on Takeovers and Mergers.

“Participant Register” has the meaning specified in Section 9.07(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Permitted Encumbrances” means:

(a) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(b) statutory and contractual Liens in favor of a landlord on real property leased or subleased by or to any member of the Consolidated Group; provided that, if the lease or sublease is to a member of the Consolidated Group, such member is current with respect to payment of all rent and other amounts due to the lessor or sublessor under any lease or sublease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(c) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by any member of the Consolidated Group in excess of those required by applicable banking regulations;

(d) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by any member of the Consolidated Group in the ordinary course of business;

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(f) Liens solely on any cash earnest money deposits made by any member of the Consolidated Group in connection with any letter of intent or purchase agreement relating to an acquisition;

(g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any member of the Consolidated Group in the ordinary course of business and permitted by this Agreement;

(h) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; and

(i) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Debt) and trade-related letters of credit, in each case, outstanding on the Effective Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more of the Reporting Entity or its Subsidiaries, whereby such Reporting Entity or its Subsidiaries shall have sold or transferred the accounts receivables of such Reporting Entity or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Debt or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by any member of the Consolidated Group (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to any member of the Consolidated Group (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of Borrowers are customary for securitization transactions, and (c) no member of the Consolidated Group (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01.

“Post-Sanction Conditions” means the conditions specified in the Original Press Release at Appendix 2 “Conditions of the Offer” Section 2(e)(y), 2(e)(i) and 2(e)(ii).

“Post-Sanction Notice” has the meaning specified in Section 3.02(e).

“Pre-Approved Lenders” has the meaning specified in Section 9.07(a).

“Press Release” means a press announcement released by or on behalf of STERIS announcing that the Synergy Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Previously Delivered Financial Statements” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of STERIS and its Subsidiaries and, to the extent publicly available at that time, Synergy and its Subsidiaries, for the fiscal years ended on March 31, 2012, March 31, 2013 and March 31, 2014 and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of STERIS and its Subsidiaries for the fiscal quarters ended June 30, 2014 and September 30, 2014.

“Pro Rata Share” means, with respect to each Lender at any time and with respect to each applicable Class of Commitments, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is either (x) the amount of the undrawn applicable Class of Commitment of such Lender at such time or (y) the aggregate outstanding principal amount of the applicable Class of Advances of such Lender at such time, and the denominator of which is either (x) the aggregate amount of the undrawn applicable Class of Commitments at such time or (y) the aggregate outstanding principal amount of the applicable Class of Advances at such time, in each case as the context may require.

“Public Lender” has the meaning set forth in Section 5.01.

“Qualifying Committed Facility” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Lender” means:

(i) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(1) a Lender:

(a) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2) a Lender which is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3) a Treaty Lender.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a wholly-owned Subsidiary of the Reporting Entity that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” has the meaning specified in Section 2.21(b).

“Register” has the meaning specified in Section 9.07(g).

“Registrar” means the Registrar of Companies in England and Wales.

“Reinvestment Amount” has the meaning specified in Section 2.05(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning specified in Section 2.21(b).

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Reporting Entity” has the meaning specified in Section 5.01(j)(i).

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Section 5.02(a) or (b).

“Retiring Borrower” has the meaning set forth in the introduction hereto.

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sanctions” has the meaning specified in the definition of Embargoed Person.

“Scheme” means a scheme of arrangement under section 895 of the UK Companies Act between Synergy and the Scheme Shareholders pursuant to which New HoldCo will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of Synergy to shareholders of Synergy setting out the terms and conditions of and an explanatory statement in relation to the Scheme and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Documents” means the relevant Press Release and Scheme Circular.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of Synergy to the Registrar in accordance with section 899(4) of the UK Companies Act.

“Scheme Resolutions” means the resolutions of the Synergy Shareholders which are required to implement the Scheme and which are referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Synergy Shares which are subject to the Scheme in accordance with its terms.

“Significant Subsidiary” means any Subsidiary of the Reporting Entity that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of the Reporting Entity or any ERISA Affiliate and no Person other than the Reporting Entity and the ERISA Affiliates or (ii) was so maintained and in respect of which the Reporting Entity or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Specified Asset Sale” means any disposition or series of related dispositions by any member of the Consolidated Group not in the ordinary course of business (as determined in good faith by the Reporting Entity) to any person other than the Reporting Entity or any of its subsidiaries; provided that no such disposition or series of related dispositions shall constitute an Specified Asset Sale if (i) the Net Cash Proceeds from such disposition or series of related dispositions does not individually or in the aggregate exceed $5,000,000 or (ii) such disposition or series of related dispositions is (a) the sale of inventory or sale, lease (including sublease) or license of other property in the ordinary course of business, (b) the sale or other disposition of cash or cash equivalents and (c) the sale, exchange or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“STERIS” means STERIS Corporation.

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Sterling Equivalent” means, on any date, (a) with respect to any amount in Sterling, such amount, and (b) with respect to any amount in any currency other than Sterling, the equivalent in Sterling of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Spot Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. As used herein “Subsidiary” refers to a Subsidiary of the Reporting Entity, unless the context otherwise requires.

“Supplemental Advance” has the meaning specified in Section 2.01.

“Supplemental Borrowing” has the meaning specified in Section 2.03.

“Supplier” has the meaning specified in Section 2.21(b).

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Synergy” means Synergy Health plc.

“Synergy Acquisition” has the meaning set forth in the recitals hereto.

“Synergy Group” has the meaning set forth in the definition of Certain Funds Default.

“Synergy Shares” means all of the issued share capital of Synergy.

“Takeover Offer” means a “takeover offer” within the meaning of section 974 (other than section 974 (2)(b)) of the UK Companies Act proposed to be made by or on behalf of New HoldCo to acquire (directly or indirectly) Synergy Shares, substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of New HoldCo and dispatched to shareholders of Synergy in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii) a partnership, each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Deduction” means a deduction or withholding for or on account of Tax imposed by United Kingdom legislation from a payment under a Loan Document, other than a FATCA Deduction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche 1 Advance” means an advance by a Lender pursuant to its Tranche 1 Commitment to the applicable Borrower as part of a Borrowing.

“Tranche 1 Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 1 Commitment is (a) the amount set forth in the column labeled “Tranche 1 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(g), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is £340,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Tranche 2 Advance” means an advance by a Lender pursuant to its Tranche 2 Commitment to the applicable Borrower as part of a Borrowing.

“Tranche 2 Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(b), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 2 Commitment is (a) the amount set forth in the column labeled “Tranche 2 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(g), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is $1,050,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Transactions” means the Acquisitions, the entry into this Agreement (and the Existing Bridge Credit Agreement), the New Senior Notes and the 2015 STERIS Credit Agreement, as applicable, and the refinancing, prepayment, repayment, redemption, discharge, defeasance and/or amendment of all Existing STERIS Indebtedness and Existing Synergy Indebtedness.

“Treaty Lender” means a Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii) meets all other conditions in the Treaty for full exemption from Tax imposed by the United Kingdom on interest, except for this purpose it shall be assumed that the following are satisfied: (A) any condition which relates (expressly or by implication) to there being a special relationship between the applicable Borrower and the Lender or between both of them and another Person, or to the amounts or terms of any Advance or the Loan Documents; and (B) any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“UK Non-Bank Lender” means:

(i) where a Lender becomes a party on the day on which this Agreement is entered into, a Lender listed in Part II of Schedule I; and

(ii) any New Lender which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party hereto.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

“US AcquisitionCo” means the entity organized or to be organized under the laws of Delaware that is or will be a direct wholly-owned Subsidiary of US Parent and, on the Closing Date, will be the direct parent of STERIS and will be a wholly-owned indirect Subsidiary of New HoldCo.

“US HoldCo” means the entity organized or to be organized under the laws of Delaware that is or will be the direct parent of US Parent and, on the Closing Date, will be a wholly-owned direct Subsidiary of Foreign Parent.

“US Parent” means the entity organized or to be organized under the laws of Delaware that is or will be a wholly-owned direct Subsidiary of US HoldCo and, on the Closing Date, will be a wholly-owned indirect Subsidiary of New HoldCo. For the avoidance of doubt, the Retiring Borrower is not US Parent.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(f)(ii).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding.”

SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that at any time after the Effective Date, the Borrowers may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS, provided further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrowers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof). If at any time any change in GAAP (including as a result of an election by the Borrowers to apply IFRS) would affect the calculation of any covenant set forth herein and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.

SECTION 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto. Any reference herein to a “writing” includes telecopier or other electronic communication.

SECTION 1.05 Currency Translations.

(a) The Administrative Agent shall determine the Dollar Equivalent of each Advance denominated in Sterling as of the date of the making of any Advance using the Spot Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to such calculation date and such amount shall be used in calculating any applicable fees payable hereunder.

(b) The Administrative Agent shall determine the Sterling Equivalent of any amount denominated in a currency other than Sterling by using the Spot Rate for such currency in relation to Sterling in effect on the date that is three Business Days prior to such calculation date.

(c) For purposes of determining compliance with Articles V and VI, with respect to any amount in currency other than Dollars, amounts shall be deemed to be the Dollar Equivalent thereof determined using the Spot Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which such amounts were incurred or expended, as applicable.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth (a) to make a Tranche 1 Advance denominated in Sterling to each applicable Borrower on the Closing Date in an amount not to exceed such Lender’s outstanding Tranche 1 Commitment immediately prior to the making of the Tranche 1 Advance, (b) to make a Tranche 2 Advance denominated in Dollars to each applicable Borrower (x) on the Closing Date in an amount not to exceed such Lender’s outstanding Tranche 2 Commitment immediately prior to the making of such Tranche 2 Advance and (y) on a single date after the Closing Date during the Certain Funds Period and no later than the Delayed Draw Long Stop Date (such date, the “Delayed Draw Date”) in an amount not to exceed such Lender’s Delayed Draw Commitment immediately prior to the making of such Tranche 2 Advance (such Advance, a “Delayed Draw Advance”) and (c) in the event that any Lender (other than an Initial Lender) shall have become a Non-Funding Lender, to make Supplemental Advances (each, a “Supplemental Advance”) denominated in Sterling or Dollars, as applicable, on the Closing Date (or the Delayed Draw Date, if applicable) to each applicable Borrower in an amount deemed to be requested by each such Borrower under Section 2.03 not exceeding such Lender’s remaining Commitment (after giving effect to all Tranche 1 Advances and Tranche 2 Advances made by such Lender pursuant to Sections 2.01(a) and (b)). For the avoidance of doubt, each Supplemental Advance made by a Lender in respect of its Commitment under a particular Tranche shall be an Advance of the same Tranche. Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and Class made on the same day by the Lenders ratably according to their respective relevant Commitments. Upon the making of any Advance by a Lender such Lender’s Tranche 1 Commitment will be permanently reduced by the aggregate principal amount of such Tranche 1 Advance and such Lender’s Tranche 2 Commitment will be permanently reduced by the aggregate principal amount of such Tranche 2 Advance. Each Borrower may prepay Advances pursuant to Section 2.10, provided that Advances may not be reborrowed once repaid.

SECTION 2.02 Making the Advances.

(a) Each Borrowing shall be made on notice by a Borrower, given not later than (x) 9:00 A.M. (Local Time) on (1) the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in Sterling or (2) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in Dollars consisting of Eurocurrency Rate Advances or (y) 9:00 A.M. (New York time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, and if by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, (v) account or accounts in which the proceeds of the Borrowing should be credited and (vi) whether such notice is conditioned on the occurrence of any event and if such notice is so conditioned, a description of such event. Each Lender shall, before 12:00 P.M. (London time) in the case of Advances in Sterling and 11:00 A.M. (New York time) in the case of Advances in Dollars on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower in immediately available funds to the account or accounts specified by such Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing. Anything in Section 2.02(a) to the contrary notwithstanding, (i) Advances denominated in Sterling may only be requested and maintained as Eurocurrency Rate Advances (subject to Section 2.12), (ii) a Borrower may not select Eurocurrency Rate Advances denominated in Dollars if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the applicable Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing, except as set forth in Section 2.03.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.03 Supplemental Advances. If any Lender (other than an Initial Lender) (such Lender a “Non-Funding Lender”) shall fail to fund its Pro Rata Share of any Loan, then the applicable Borrower shall be deemed to have requested a Borrowing (a “Supplemental Borrowing”) to be made pursuant to Section 2.01(c) in aggregate principal amount equal to the lesser of (a) the aggregate principal amount of the Advances so failed to have been made by all Non-Funding Lenders and (b) the aggregate remaining amount of all Lenders’ (other than the Non-Funding Lenders’) Commitments in respect of the relevant Tranche after giving effect to the prior funding of each such Lender’s Pro Rata Share of the relevant Advance. The Supplemental Borrowing shall be deemed to be requested to be made on the Closing Date (or the Delayed Draw Date, if applicable) as a Base Rate Advance, and the location and number of the account to which funds are deemed to be requested to be disbursed in respect of the Supplemental Borrowing shall be identical to those specified by the applicable Borrower in the notice delivered in respect of the initial Borrowing. Promptly after obtaining knowledge thereof, the Administrative Agent shall advise the applicable Borrower and each Lender of any Lender having become a Non-Funding Lender and shall advise each Lender of the amount of such Lender’s Supplemental Loan to be made under Section 2.01(c) as part of the Supplemental Borrowing. No amounts shall be reallocated from Tranche 1 to Tranche 2 or vice versa as a result of this Section 2.03.

SECTION 2.04 Fees.

(a) Commitment Fee. The Reporting Entity agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable commitment fee (x) on the Initial Effective Date, in an amount equal to 0.20% of the aggregate amount of such Lender’s Commitments on such date and (y) on the Commitment Fee Payment Date, in an amount equal to 0.20% of the aggregate amount of such Lender’s Commitments on such date.

(b) Ticking Fee. The Reporting Entity shall pay, or cause to be paid, to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a ticking fee which shall accrue in an amount equal to 0.20% per annum on the aggregate outstanding amount of the undrawn Commitment of such Lender during the period from and including the date that is 60 days after the Initial Effective Date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, during such period until and upon the earlier of (i) the termination of such Lender’s Commitments and (ii) the Delayed Draw Date.

(c) Duration Fee. The Reporting Entity will pay, or cause to be paid, to the Administrative Agent for the account of each Lender (subject to Section 2.19(a)(ii), and other than a Defaulting Lender for such time as such Lender is a Defaulting Lender)) a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Advances held by such Lender on such date:

DATE	PERCENTAGE
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(d) Additional Fees. The Reporting Entity shall, without duplication to the fees referred to above in clauses (a), (b) and (c), pay, or cause to be paid, to the Administrative Agent and the Joint Lead Arrangers for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent and/or the Joint Lead Arrangers, including pursuant to the Fee Letter.

(e) Calculation of Commitment. For the avoidance of doubt, with respect to the definition of “Mandatory Cancellation Event” and the ability thereunder for the Borrowers to provide notices and issue documents to facilitate a switch from a Scheme to a Takeover Offer and vice versa, the Commitment shall be deemed to be in effect until the end of the day on which the applicable notice or issuance is required to but does not occur for the purposes of calculating any fees under this Agreement or any fee letters related hereto.

SECTION 2.05 Termination or Reduction of the Commitments.

(a) Unless previously terminated, the Commitments shall terminate in full at 11:59 P.M. (New York time) on the earliest of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances, (ii) the Delayed Draw Date after giving effect to any Borrowing on the Delayed Draw Date (including, if applicable, any Supplemental Advances) and (iii) the date a Mandatory Cancellation Event occurs. Additionally, each Lender’s Tranche 1 Commitment will be permanently reduced upon such Lender making any Tranche 1 Advance and each Lender’s Tranche 2 Commitment will be permanently reduced upon such Lender making any Tranche 2 Advance, in each case by the amount of such Advance. Upon the Administrative Agent’s receipt of the Delayed Draw Notice from STERIS, the Delayed Draw Commitments will be permanently reduced to an amount equal to the amount set forth in such Delayed Draw Notice. Any termination or reduction of the Commitments shall be permanent. The foregoing shall not excuse any Defaulting Lender from liability for a failure to fund its Commitment. Voluntary Reduction or Termination; Voluntary Prepayments. (i) The Reporting Entity may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (x) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. (New York time) on the date of termination or reduction, and (y) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the applicable Commitments. Any reduction of the Commitments shall be applied to the Tranche 1 Commitment and/or Tranche 2 Commitment (as specified by the Reporting Entity) of each Lender according to its proportional share of such Tranche. All undrawn commitment fees accrued until the effective date of any termination of the applicable Commitments shall be paid on the effective date of such termination.

(ii) Each Borrower may, upon notice to the Administrative Agent, prepay the outstanding principal amount of the Advances, in whole or in part; provided, that (i) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. (New York time) on the date of prepayment, in the case of any Base Rate Advance, or three Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Advance.

(c) Defaulting Lender Commitment Reductions. The Reporting Entity may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.19(c) will continue to apply to all amounts thereafter paid by any applicable Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim any of the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) Mandatory Prepayments and Commitment Reductions. If any Commitments are outstanding on the applicable date, the Commitments shall be automatically (or, in the case of clause (iii) below only, upon notice) reduced, and after the Closing Date, the Advances shall be prepaid, in each case, on a Sterling-for-Sterling or Dollar-for-Dollar basis as applicable (with amounts received in non-Sterling (or if applicable, non-Dollar) currencies to be converted by a Borrower to Sterling (or if applicable, Dollars) for purposes of this calculation based upon foreign exchange rates actually received, in the case of a prepayment (or that would actually be received, in the case of a Commitment reduction) by a Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three Business Days of (in the case of a prepayment of Advances) or automatically on the date of (in the case of a reduction of Commitments) receipt by the Consolidated Group of any Net Cash Proceeds (or in the case of clause (iv) below, commitments) referred to in this paragraph (d):

(i) from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from the incurrence of Borrowed Debt by such entity (excluding (A) intercompany debt of such entities, (B) borrowings (1) under the 2015 STERIS Credit Agreement in an amount up to $500,000,000 or (2) under the Existing STERIS Letter Agreement in an amount not to exceed $20,000,000, (C) any trade, vendor or customer finance-related financing in the ordinary course of business of the Reporting Entity and its Subsidiaries, (D) indebtedness issued or incurred in the ordinary course of business for working capital purposes, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases and indebtedness issued or incurred to finance the acquisition, construction or improvement of assets, each in the ordinary course of business, (G) other Debt in an amount not to exceed $50,000,000 in the aggregate, (H) any refinancing, renewal or replacement of indebtedness or commitments for indebtedness before or at maturity, to the extent that such refinanced Debt (x) is existing on the Initial Effective Date (it being understood that any Debt refinancing, renewing or replacing Existing Debt shall be deemed “Existing Debt” for the purposes of the requirements otherwise set forth in this Agreement relating to Existing Debt), (y) of any person acquired after the Initial Effective Date by the Reporting Entity or any Subsidiary and existing at the time of such acquisition (and not incurred in contemplation of such acquisition at the request of any Reporting Entity) or (z) assumed by the Reporting Entity or any Subsidiary in connection with an acquisition of assets and existing at the time of such acquisition (and not incurred in contemplation of such acquisition at the request of the Reporting Entity), in each case, that does not increase the aggregate principal or commitment amount thereof (plus accrued unpaid interest and premium thereon and underwriting discounts, fees, commission and expenses) and (I) indebtedness under the Bridge Facility);

(ii) from 100.0% of the Net Cash Proceeds actually received from the issuance of any Equity Interests by the Consolidated Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances among the Consolidated Group or (C) issuances to the shareholders of Synergy as consideration for the Acquisition);

(iii) from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from Specified Asset Sales; and

(iv) in an amount equal to 100% of the committed amount of any (i) term loan facility or (ii) private placement note purchase agreement made available to a member of the Consolidated Group that is (x) subject to conditions precedent to funding of the term loans or purchasing the notes thereunder that are, in respect of certainty of funding, substantially equivalent to or more favorable to the Borrowers than the conditions set forth in this Agreement, (y) subject to restrictions on assignments of the term loans or private placement notes thereunder substantially similar to those set forth in this Agreement and (z) entered into with financial institutions that are either (A) Lenders or an affiliate or approved fund of the Lenders, (B) Pre-Approved Lenders or (C) approved by the Borrowers (each such term facility or private placement agreement, a “Qualifying Committed Facility”) (such reduction to occur upon the effectiveness of definitive documentation for such Qualifying Committed Facility).

(v) In addition, STERIS shall use commercially reasonable efforts to cause the cash confirmer to approve a reduction in Facility commitments (1) in an aggregate principal amount equal to (A) the outstanding principal amount of any series of Existing STERIS Notes, upon the effectiveness of an amendment or waiver by the requisite holders thereof that permits the Transactions (including the waiver of any put right with respect thereto) and on terms and conditions consistent with those in this Agreement (including the requirements of Section 5.01(m)) and satisfactory to STERIS and (B) the outstanding principal amount of any Existing Synergy Notes upon the effectiveness of an amendment or waiver by the requisite holders thereof that permits the Transactions (including the waiver of any put rights with respect thereto) and on terms and conditions consistent with those in this Agreement (including the requirements of Section 5.01(m)) and satisfactory to STERIS and (2) in an aggregate principal amount equal to the excess of any commitments over $250,000,000 under any new revolving credit facility that is structured in a manner so as to permit the Transactions and that satisfies the criteria described in clauses (x), (y) and (z) of clause (iv)(ii) above. For the avoidance of doubt, the foregoing provisions in this Section 2.05(d)(v) shall not obligate STERIS to seek any amendments or waivers with respect to clause (1) of this Section 2.05(d)(v) or obtain a new revolving credit facility under clause (2) of this Section 2.05(d)(v).

(vi) Notwithstanding any other provisions of this Section 2.05(d) or any other provision in any Loan Document to the contrary, in the case of any Net Cash Proceeds (x) of any sale (including Specified Asset Sales) by a Foreign Subsidiary or (y) any sale or issuance of Equity Interests or incurrence of Debt by a Foreign Subsidiary, in each case giving rise to a prepayment event pursuant to this Section 2.05(d), (A) the amount of such Net Cash Proceeds that is required to be applied to repay Advances at the times provided in this Section 2.05(d) shall be net of any additional Taxes paid, reasonably estimated by the Borrowers in good faith to be payable (pending a final determination of the amount of such Taxes by a Governmental Authority), or reserved against as a result of repatriation of such Net Cash Proceeds to the United States and (B) if such Net Cash Proceeds are prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Advances or reduce Commitments at the times provided in this Section 2.05(d) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied to the repayment of Advances or reduction of Commitments pursuant to this Section 2.05(d) to the extent provided herein.

If the Reporting Entity or any of its Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from any Specified Asset Sale, then so long as at the time of receipt of such proceeds and at the proposed time of the reinvestment or commitment to reinvest such proceeds, no Default shall be continuing, the Reporting Entity or such Subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of the Reporting Entity or its Subsidiaries or to consummate any business acquisition, and in each case, the Reinvestment Amount shall only constitute Net Cash Proceeds to the extent (A) not so used (or committed to be used pursuant to a bona fide third-party contract) within the six-month period following receipt of such proceeds or (B) if so committed to be used within such six-month period, not so used within the period specified in such contract.

Unless otherwise agreed by the Lenders and the Borrowers, all mandatory prepayments or Commitment reductions shall be applied ratably between Tranche 1 and Tranche 2, provided that (1) any payment or reduction pursuant to clause (i) as a result of the issuance or sale of private placement notes denominated in Dollars, clause (iv) as a result of a term loan commitment denominated in Dollars or clause (v) as a result of an amendment or waiver of the Existing STERIS Notes or a revolving commitment denominated in Dollars, in each case, shall be applied first to reduce Tranche 2 prior to reducing Tranche 1 and (2) a term loan commitment denominated in Sterling shall be applied first to reduce Tranche 1 prior to reducing Tranche 2. All mandatory prepayments and commitment reductions shall be applied pro rata among the Lenders of a given Tranche.

SECTION 2.06 Repayment of Advances. Each Borrower shall repay to the Administrative Agent for the benefit of the Lenders on the Maturity Date the aggregate principal amount of the Advances outstanding to such Borrower on such date.

SECTION 2.07 Interest on Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date such Advances are paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require each Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue from such Borrower, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i), or in the case of amounts due in Sterling, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Additional Interest on Eurocurrency Rate Advances. The applicable Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Lender made to such Borrower that is a Eurocurrency Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrowers of any such additional interest arising in connection with such Advance, which notice shall be conclusive and binding, absent demonstrable error.

SECTION 2.08 Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before (or in the case of Borrowings in Sterling, on the Business Day of) the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor, either, in the case of Dollar denominated Advances, (w) prepay such Advances or (x) Convert such Advances into Base Rate Advances or, in the case of Sterling denominated Advances, (y) prepay such Advances or (z) consent to the maintenance of such Advances at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent and (B) the obligation of the Lenders to make, or to Convert Dollar denominated Advances into, Eurocurrency Rate Advances shall be suspended, and any applicable Sterling denominated Advances shall be made and maintained at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent, until the Administrative Agent shall notify the applicable Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If a Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to such Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances, or in the case of Eurocurrency Rate Advances denominated in Sterling, automatically Convert to a new Eurocurrency Rate Advance with an Interest Period of one month’s duration.

(d) [Reserved].

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Dollar denominated Advances into, Eurocurrency Rate Advances shall be suspended.

SECTION 2.09 Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (New York time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars made to such Borrower of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10 Optional Prepayments of Advances. A Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 10:00 A.M. (New York time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, and not later than 10:00 A.M. (Local Time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances, and if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to such Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Borrowing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, such Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by such Borrower if such condition is not satisfied.

SECTION 2.11 Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Reporting Entity shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay or cause to be paid to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to the Reporting Entity shall be conclusive and binding for all purposes, absent demonstrable error.

(b) If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrowers shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c) Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, subject to Section 3.02(i), with respect to Dollar denominated Advances, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and each Lender that the circumstances causing such suspension no longer exist. Notwithstanding any other provision of this Agreement, subject to Section 3.02(i), if any of the circumstances set forth in clauses (a) or (b) above arise with respect to Advances denominated in Sterling, such Sterling denominated Advances shall be made or maintained, as applicable, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.13 Payments and Computations.

(a) Each Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (Local Time) on the day when due in Sterling (or (i) with respect to principal, interest or breakage indemnity due in respect of Advances denominated in Dollars, in Dollars and (ii) with respect to other payments required to be made pursuant to Section 2.11 or 9.04 that are invoiced in a currency other than Sterling shall be payable in the currency so invoiced) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(i) (or if applicable the last sentence of Section 2.12), 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(f), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by such Borrower is not made when due hereunder, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between such Borrower and such Lender.

(c) All computations of interest based on the Base Rate or with respect to any Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 days or, other than with respect to Sterling, 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate (other than with respect to any Advances denominated in Sterling) or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate), and of commitment fees and ticking fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate, or in the case of amounts in Sterling, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.14 Taxes.

(a) Any and all payments by or on behalf of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Lender and each Agent, (i) Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case only to the extent imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized, by the jurisdiction (or any political subdivision thereof) of such Lender’s Applicable Lending Office or such Lender’s or such Agent’s principal office, or as a result of a present or former connection between such Lender or such Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or such Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) backup withholding Tax imposed by the United States on payments by any Loan Party to any Lender, (iii) any Tax that is imposed by the United States by reason of such recipient’s failure to comply with Section 2.14(f), (iv) any U.S. federal withholding Tax pursuant to a law in effect at the time a Lender becomes a party to this Agreement or acquires an interest in the Advance (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new Applicable Lending Office or assignment, to receive additional amounts from the Loan Party with respect to such withholding Tax pursuant to this Section 2.14, and (v) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.14(f)(iii) (all such excluded Taxes in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”). If the applicable Withholding Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (A) the applicable Withholding Agent shall make such deductions and (B) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a Loan Party shall be required by applicable law to deduct any Taxes (other than (i) Taxes required to be deducted by way of a Tax Deduction in which case the provisions of Section 2.14(g) shall apply or (ii) Excluded Taxes) from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable by the applicable Loan Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, without duplication of any other obligation set forth in this Section 2.14, the Reporting Entity shall, or shall cause the applicable Loan Party to, pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing Taxes and any other similar Taxes, that arise from any payment made by it under any Loan Document or from the execution, delivery, performance or registration of, or otherwise with respect to, any Loan Document, except to the extent such Taxes are Other Connection Taxes imposed with respect to a sale, an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation made pursuant to Section 2.20) (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any other obligation set forth in this Section 2.14, the Reporting Entity shall, or shall cause the applicable Loan Party to, indemnify each Lender and each Agent for the full amount of Taxes (other than (i) withholding Tax imposed by United Kingdom legislation which is compensated for by an increased payment under Section 2.14(g) or would have been so compensated but was not solely because one of the exclusions in Section 2.14(g)(iv) applied; (ii) any Excluded Taxes or (iii) for the avoidance of doubt, any Taxes which were compensated by an increased payment under Section 2.14(a)) and Other Taxes imposed on, payable or paid by such Lender or such Agent, as the case may be, in respect of Advances made to any Loan Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Reporting Entity by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes for which any Loan Party is responsible under this Section 2.14, such Loan Party shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f) Except in connection with withholding tax imposed by United Kingdom legislation (to which the provisions of Section 2.14(g) apply):

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing: (x) any Lender that is a US Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and (y) any Lender that is not a US Person (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue

Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Non-US Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) United Kingdom Tax Gross-Up.

(i) Each Loan Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(ii) The Reporting Entity shall promptly upon becoming aware that a Loan Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Reporting Entity and such Loan Party.

(iii) If a Tax Deduction is required by law to be made by a Loan Party, the amount of the payment due from such Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due the payment is a payment of yearly interest and:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under this Section 2.14(g); or

(C) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(D) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender and:

(1) the Lender has not given a Tax Confirmation to the relevant Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the relevant Borrower, on the basis that the Tax Confirmation would have enabled the relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(v) If a Loan Party is required to make a Tax Deduction, such Loan Party shall make such Tax Deduction and any payment required in connection with such Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with such Tax Deduction, the Loan Party making such Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) (A) Subject to (B) below, a Treaty Lender and each Loan Party which makes a payment to which such Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a Tax Deduction.

(B) (1) A Treaty Lender which is a Lender on the date on which this Agreement is entered into and which (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule I; and

(2) A New Lender that (x) is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance which it executes, and having done so, that Lender shall be under no obligation pursuant to paragraph (vii)(A), or for the avoidance of doubt, Section 2.14(f), above.

(viii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(vii) above and:

(A) a Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) a Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such Borrower authority to make payments to such Lender without Tax Deduction within 60 days of the date of such Borrower DTTP Filing;

and in each case, such Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such Borrower shall cooperate in completing any additional procedural formalities necessary for such Borrower to obtain authorization to make that payment without a Tax Deduction.

(ix) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(vii) above, no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(x) A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(xi) Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in:

(A) not a Qualifying Lender

(B) a Qualifying Lender (other than a Treaty Lender); or

(C) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 2.14(g)(xi) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Loan Party). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this Section 2.14(g)(xi).

(xii) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the relevant Borrower by entry into this Agreement.

(xiii) A UK Non-Bank Lender shall promptly notify the relevant Borrower and the Administrative Agent if there is any change in the position from that set forth in the Tax Confirmation.

(h)

(i) Each party hereto may make any deduction it is required to make by FATCA, and any payment required in connection with such deduction, and no party hereto shall be required to increase any payment in respect of which it makes such a deduction or otherwise compensate the recipient of the payment for such deduction; and

(ii) Each party hereto shall promptly, upon becoming aware that it must make a deduction as required by FATCA (or that there is any change in the rate or the basis of such deduction), notify the party to whom it is making the payment and, in addition, shall notify the Reporting Entity and the Administrative Agent and the Administrative Agent shall notify the other Lenders.

(i) In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it reasonably determines that it can do so without prejudice to the retention of the amount of such refund, pay to the applicable Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had such Borrower not been required to make such deduction or withholding. Nothing contained in this Section 2.14(i) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(j) Each participant of an interest in any Commitment, Advance or Loan Document hereunder shall be entitled to the benefits of this Section 2.14 (subject to the requirements and limitations herein) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder; provided that such participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under this Section 2.14 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(k) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(l) For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15 Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it

(other than pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a), 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.16 Use of Proceeds. The proceeds of the Advances shall be available, and each Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.

SECTION 2.17 Evidence of Debt. The Register maintained by the Administrative Agent pursuant to Section 9.07(g) shall include (i) the date and amount of each Borrowing made hereunder by each Borrower, the Type and Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to each Lender under this Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18 [Reserved].

SECTION 2.19 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.19(b)):

(i) such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii) such Defaulting Lender will not be entitled to any fees accruing under Section 2.04(b) to the extent it is a Defaulting Lender on the date such fee would otherwise be payable and such fee would be attributable to its Commitment (for the avoidance of doubt fees attributable to funded Advances shall be payable);

(iii) to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv) the Reporting Entity may, or may cause the applicable Borrower to, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b) If the Borrowers and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Reporting Entity may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20 Mitigation.

(a) Each Lender shall promptly notify the applicable Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by any Loan Party to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify such Loan Party and the Administrative Agent). In furtherance of the foregoing, each Lender will (at the request of such Loan Party) designate a different funding office if, in the judgment of such Lender, such designation will avoid (or reduce the cost to such Loan Party of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise materially disadvantageous to such Lender. The Reporting Entity hereby agrees to, or to cause the applicable Loan Party to, pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(b) Notwithstanding any other provision of this Agreement, if any Lender fails to notify the applicable Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from such Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies such Borrower of such event or circumstance.

SECTION 2.21 VAT. Notwithstanding anything in Section 2.14 to the contrary:

(a) All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party under a Loan Document and such Lender Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender Party must promptly provide an appropriate VAT invoice to that Loan Party).

(b) If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 2.21 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC or as implemented by a European Member State, or equivalent provisions in any other jurisdiction).

(e) In relation to any supply made by a Lender Party to any Loan Party under a Loan Document, if reasonably requested by such Lender Party, that Loan Party must promptly provide such Lender Party with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waived in accordance with Section 9.01):

(a) The Administrative Agent (or its counsel) shall have received from STERIS, New HoldCo and each other Effective Date Guarantor, the Retiring Borrower and each Lender either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) All fees and other amounts then due and payable by any of the Borrowers to the Administrative Agent, the Joint Lead Arrangers and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid (or, in the event that clauses (a) above and clauses (d), (e) and (f) below have each been satisfied (or waived) on a date that is not a Business Day, STERIS has delivered written notice that it intends to pay on the next succeeding Business Day (the “Fee Payment Date”)), to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c) [Reserved.]

(d) The Administrative Agent (or its counsel) shall have received on or before the Effective Date:

(i) Certified copies of the resolutions or similar authorizing documentation of the respective governing bodies of STERIS, New HoldCo and each other Effective Date Guarantor authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii) A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of formation of STERIS, New HoldCo and each other Effective Date Guarantor, but only where such concept is applicable;

(iii) A customary certificate of STERIS, New HoldCo and each other Effective Date Guarantor certifying the names and true signatures of the officers of STERIS, New HoldCo and each other Effective Date Guarantor authorized to sign this Agreement and the other documents to be delivered hereunder; and

(iv) A favorable opinion letter of (A) the General Counsel of STERIS and (B) Wachtell, Lipton, Rosen & Katz and/or other legal counsel to STERIS reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering STERIS, New HoldCo and each other Effective Date Guarantor.

(e) [Reserved].

(f) The Administrative Agent shall have received, on or prior to the Effective Date, so long as requested no less than one Business Day prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to STERIS, New HoldCo and each other Effective Date Guarantor.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date in writing promptly upon the conditions precedent in this Section 3.01 being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.02 Conditions Precedent to Closing Date. The obligation of each Lender to make Advances on the Closing Date is subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waiver in accordance with Section 9.01) of the following conditions:

(a) The Effective Date shall have occurred.

(b) If the Synergy Acquisition is effected by way of a Scheme, the Administrative Agent (or its counsel) shall have received:

(i) a certificate of the Borrowers signed by an officer or director certifying:

(1) the date on which the Scheme Circular was posted to the shareholders of Synergy;

(2) the date on which the Court has sanctioned the Scheme and the Borrowers have duly delivered the Post-Sanction Notice;

(3) as to the satisfaction of each condition set forth in clauses (d), (e) (to the extent relating to the Scheme) and (f) below; and

(4) each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or a court of competent jurisdiction or to the extent not prohibited by the Loan Documents; and

(ii) a copy of the Scheme Circular which complies with the requirements of Section 5.01(k)(iv).

(c) If the Synergy Acquisition is effected by way of a Takeover Offer, the Administrative Agent (or its counsel) shall have received:

(i) a certificate of the Borrowers signed by an officer or director certifying:

(1) the date on which the Takeover Offer Document was posted to the shareholders of Synergy;

(2) as to the satisfaction of each condition set forth in clauses (d), (e) (to the extent relating to the Takeover Offer) and (f) below;

(3) each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents; and

(ii) a copy of the Takeover Offer Document which complies with the requirements of Section 5.01(k)(iv); and

(d) On the Closing Date (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true and correct or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects.

(e) Where the Synergy Acquisition is to be implemented by way of a Scheme, each of the Synergy Acquisition and the Company Merger shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in the case of the Synergy Acquisition in all material respects in accordance with the terms and conditions of the Scheme Documents; provided that, if the conditions precedent to the Synergy Acquisition specified in the Original Press Release at Appendix 2 “Conditions of the Offer” Section 2 (a) through (e), other than the Post-Sanction Conditions, have been satisfied or waived and the Borrowers deliver a notice (the “Post-Sanction Notice”) in writing to the Administrative Agent confirming satisfaction or waiver of such conditions, then the condition precedent in this clause (e) shall be deemed to have been satisfied subject to the satisfaction of the Post-Sanction Conditions within two Business Days following delivery of such notice or, where the Synergy Acquisition is to be implemented by way of a Takeover Offer, the Takeover Offer shall have become unconditional in accordance with the terms of the Offer Document and as promptly as reasonably practicable thereafter the Company Merger shall be consummated, in each case, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Borrowers (or their applicable Affiliate) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent, except, in each case, to the extent such modifications, amendments, consents, requests or waivers have been required by the City Code, the Panel or a court of competent jurisdiction or are not prohibited by the Loan Documents; provided, however, that any increase in the Cash Consideration composed of Equity Interests of New HoldCo shall not be deemed to be materially adverse to the interests of the Lenders.

(f) All fees and other amounts due and payable by any of the Borrowers to each Joint Lead Arranger, the Administrative Agent and the Lenders under the Loan Documents shall have been paid, or substantially simultaneously shall be paid, to the extent invoiced at least three Business Days prior to the Closing Date by the relevant person and to the extent such amounts are payable on or prior to the Closing Date.

(g) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(h) The Administrative Agent (or its counsel) shall have received on or before the Closing Date:

(i) certified copies of the resolutions or similar authorizing documentation of the governing bodies of each of the Closing Date Guarantors authorizing the Acquisitions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii) a good standing certificate or similar certificate dated a date reasonably close to the Closing Date from the jurisdiction of formation of the Closing Date Guarantors, but only where such concept is applicable;

(iii) a customary certificate of each Closing Date Guarantor certifying the names and true signatures of the officers of such Closing Date Guarantor authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(iv) a favorable opinion letter of legal counsel to the Closing Date Guarantors, in each case in form and substance substantially similar, with applicable changes, to the opinion letters delivered on the Effective Date.

(i) With respect to the funding obligation of any affected Lender, it is not illegal for such Lender to make such Advance hereunder, provided that such Lender has used commercially reasonable efforts to make the Advance through an Affiliate of such Lender not subject to such legal restriction.

(j) The Administrative Agent shall have received, on or prior to the Closing Date, so long as requested no less than 5 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Guarantors that have acceded before or are acceding on the Closing Date (other than the Effective Date Guarantors).

(k) The Administrative Agent (or its counsel) shall have received from each Closing Date Guarantor either (i) a joinder to this Agreement and the other Loan Documents signed on behalf of such party substantially in the form of Exhibit D or any other form agreed by the Administrative Agent or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(l) The Administrative Agent shall have received a Delayed Draw Notice in accordance with Section 2.05.

The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date in writing promptly upon the conditions precedent in this Section 3.02 being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.03 Conditions Precedent to Delayed Draw Date. The obligation of each Lender to make Advances on the Delayed Draw Date is subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waiver in accordance with Section 9.01) of the following conditions:

(a) The Closing Date shall have occurred.

(b) On the Delayed Draw Date (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true and correct or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects.

(c) All fees and other amounts due and payable by any of the Borrowers to each Joint Lead Arranger, the Administrative Agent and the Lenders under the Loan Documents shall have been paid, or substantially simultaneously shall be paid, to the extent invoiced at least three Business Days prior to the Delayed Draw Date by the relevant person and to the extent such amounts are payable on or prior to the Delayed Draw Date.

(d) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

SECTION 3.04 Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or otherwise or (ii) that any condition set out in Sections 3.01 or 3.02 may subsequently be determined to not have been satisfied or any representation given was incorrect in any material respect, none of the Lenders nor the Agents shall, unless a Certain Funds Default has occurred and is continuing on the proposed Closing Date or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds

Representation does not include a materiality concept, incorrect in any material respect, in each case on the Closing Date, be entitled to:

(i) cancel any of its Commitments, except as set forth in Section 2.05(d) above;

(ii) rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent, delay or limit (A) the making of an Advance or (B) the application of amounts standing to the credit of an Escrow Account;

(iii) refuse to participate in the making of an Advance unless the conditions set forth in Section 3.02 have not been satisfied;

(iv) exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent, delay or limit (A) the making of an Advance or (B) the application of amounts standing to the credit of an Escrow Account; or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent, limit or delay (A) the making of an Advance or (B) the application of amounts standing to the credit of an Escrow Account;

provided, that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period; provided, further that without limiting the conditions set forth in Section 3.02 above, failure by the Borrowers to comply with the covenants set forth in Article V prior to the Closing Date shall not constitute a breach of this Agreement and the Administrative Agent and the Lenders shall have no rights or remedies with respect thereto other than with respect to a Certain Funds Default that is continuing on, or a breach of a Certain Funds Representation as of, the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. Each Borrower represents and warrants on the Effective Date and, subject to the last paragraph of this Section, the Closing Date and the Delayed Draw Date as follows:

(a) Each Loan Party is duly organized or incorporated, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization or incorporation, except (other than with respect to any Borrower, to which this exception shall not apply) to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions (including the Acquisitions) contemplated hereby and thereby, (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action and (iii) do not contravene (A) such Loan Party’s charter or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting such Loan Party, subject to the Non-Contravention Exception and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group, except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrowers and each Guarantor of this Agreement and the consummation of the transactions (including the Acquisitions) contemplated hereby, other than the Panel, as directed by the Panel pursuant to the requirements of the City Code, anti-trust regulators, as directed by anti-trust regulators, as contemplated by the Scheme Documents or (as the case may be) the Takeover Offer Documents or as is obtained by the time required.

(d) This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Loan Documents are legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) Each of the Previously Delivered Financial Statements (to the Borrowers’ knowledge with respect to the financial statements of Synergy) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of STERIS and Synergy, as applicable, and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP with respect to STERIS and IFRS as adopted for use in the European Union with respect to Synergy, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f) There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrowers, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrowers and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) Each of the Loan Parties and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP with respect to STERIS and IFRS as adopted for use in the European Union with respect to Synergy or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j) Except as would not reasonably be expected to have a Material Adverse Effect, (i) as of the last annual actuarial valuation date prior to the Effective Date, no Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and (ii) since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrowers nor any ERISA Affiliate (A) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (B) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and (ii) no Multiemployer Plan is reasonably expected to be in reorganization, insolvent or in “endangered” or “critical” status.

(l) (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m) (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Borrowers, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrowers, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrowers, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n) No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o) No member of the Consolidated Group is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended). Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p) The Advances and all related obligations of the Loan Parties under this Agreement (including the Guaranty) rank pari passu with all other unsecured obligations of the Loan Parties that are not, by their terms, expressly subordinate to the obligations of the Loan Parties hereunder.

(q) The proceeds of the Advances will be used in accordance with Section 2.16.

(r) No member of the Consolidated Group or any of their respective officers or directors (a) has violated or is in violation of, in any material respect, or has engaged in any conduct or dealings that would be sanctionable under any applicable anti-money laundering law or Sanctions or (b) is an Embargoed Person (any such representation with respect to the Synergy Group, to the best of the knowledge of STERIS); provided that if any member of the Consolidated Group (other than the Borrowers) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Effective Date, such Person shall not be an Embargoed Person so long as (x) the Borrowers are, as applicable, taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and (y) such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have Material Adverse Effect. The Consolidated Group (i) has adopted and maintains policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with any Sanction imposed by the United States and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with any applicable Sanction other than those imposed by the United States; provided that, with respect to the Synergy Group, STERIS shall use commercially reasonable efforts to take the actions contemplated in clauses (i) and (ii) above promptly following the Closing Date.

(s) No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010 (“Anti-Corruption Laws”)) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2011, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010) (any such representation with respect to the Synergy Group, to the best of the knowledge of STERIS). The Consolidated Group (i) has adopted and maintains policies and procedures that are designed to ensure compliance and are reasonably expected to continue to ensure compliance with the FCPA and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with the United Kingdom Bribery Act of 2010; provided that, with respect to the Synergy Group, STERIS shall use commercially reasonable efforts to take the actions contemplated in clauses (i) and (ii) above promptly following the Closing Date.

(t) The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued). The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued has been or will be, prior to their release or posting (as the case may be) duly authorized by New HoldCo. Each of the obligations of New HoldCo under the Takeover Offer Documents is or will be, when entered into and delivered, the legal, valid and binding obligation of New HoldCo, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principals of equity.

(u) The Press Release and the Scheme Circular (in each case if and when issued) when taken as a whole: (i) except for the information that relates to Synergy or the Synergy Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the facts, or where appropriate, do not omit anything likely to affect the import of such information and (ii) contain all the material terms of the Scheme, except to the extent any provision of such documents is permitted to be waived, amended or varied by, or the extent that any such waiver, amendment or variation is not otherwise prohibited under Section 5.01(k).

(v) If the Synergy Acquisition is effected by way of a Scheme, each of the Scheme Documents complies in all material respects with the UK Companies Act and the City Code, subject to any applicable waivers by or requirements of the Panel, except to the extent any provision of such documents is permitted to be waived, amended or varied by, or the extent that any such waiver, amendment or variation is not otherwise prohibited under Section 5.01(k).

(w) Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Advance to be made on the Closing Date and the application of the proceeds of such Advances, (a) the fair value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Reporting Entity and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Reporting Entity and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Reporting Entity and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.

(x) Since March 31, 2014, there has been no Material Adverse Change.

(y) The Effective Date Guarantors (other than STERIS and New HoldCo) represent all of the Material Subsidiaries that are Domestic Subsidiaries (other than any Receivables Subsidiaries) of STERIS as of the Effective Date.

Notwithstanding anything else herein, the Borrowers may elect by notice to the Administrative Agent not to make any representation and warranty in this Section 4.01 on the Closing Date or the Delayed Draw Date. In the event a Borrower makes such election, such representation and warranty shall not be required to be made on the Closing Date or the Delayed Draw Date, as applicable, and, following the funding of the applicable Advances (including any Supplemental Advances) there shall exist an Event of Default pursuant to Section 6.01(b)(ii).

ARTICLE V

COVENANTS

SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Reporting Entity will:

(a) Compliance with Laws, Etc. Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all Taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such Taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d) Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its and each other Loan Party’s (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that no Loan Party shall be required to preserve any such right or franchise if the management of the Borrowers shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrowers, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrowers or any other Loan Party.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Cause all of its and the Consolidated Group’s properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Guaranties.

(x) Cause (i) subject to clause (y) below, Synergy and its Material Subsidiaries organized in England and Wales, (ii) on or prior to the Closing Date, US HoldCo, US Parent and US AcquisitionCo and (iii) from time to time after the Effective Date, each other Material Subsidiary of the Reporting Entity (other than Synergy and its Subsidiaries) that is or becomes a Domestic Subsidiary (other than a Receivables Subsidiary), in each case, to guarantee the Guaranteed Obligations pursuant to a joinder hereto substantially in the form of Exhibit D or any other form agreed by the Administrative Agent.

(y) In no event shall Synergy or its Material Subsidiaries organized in England and Wales be required to provide a guaranty hereunder prior to January 15, 2016, and no such guaranty will be required on or at any time after such date if New HoldCo is treated as a United States corporation for United States federal tax purposes at such time. If New HoldCo is treated as a United States corporation for United States federal tax purposes after any such guarantees from Synergy or its Material Subsidiaries are provided, each such guarantee shall terminate automatically and each such guarantee will be void ab initio.

(i) Transactions with Affiliates. Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Reporting Entity or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the restrictions of this Section 5.01(i) shall not apply to the following:

(i) the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii) payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii) transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth in Schedule 5.01(i);

(iv) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v) transactions ancillary to or in connection with the Transactions;

(vi) transactions approved by a majority of Disinterested Directors of the Borrowers or of the relevant member of the Consolidated Group in good faith; or

(vii) any transaction in respect of which the Borrowers deliver to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrowers (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is in the good faith determination of the Borrowers qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Borrowers or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(j) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of STERIS (or after the Company Merger, New HoldCo, as applicable, the “Reporting Entity”), a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of Reporting Entity as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments);

(ii) within 90 days after the end of each fiscal year of the Reporting Entity, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii) simultaneously with each delivery of the financial statements referred to in subclauses (j)(i) and (j)(ii) of this Section 5.01, a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Reporting Entity that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Reporting Entity to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv) as soon as possible and in any event within five days after any Responsible Officer of a Borrower shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the applicable Borrower setting forth details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Reporting Entity sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange (excluding routine reports filed with the New York Stock Exchange and any reports filed with the Regulatory News Service to satisfy London Stock Exchange Requirements);

(vi) promptly after a Responsible Officer of a Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b); and

(vii) such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

(k) The Scheme and Related Matters. The Reporting Entity shall (or shall cause the applicable member of the Consolidated Group to):

(i) [Reserved].

(ii) Provide evidence that a Scheme Circular or (if the Synergy Acquisition is effected by way of a Takeover Offer) a Takeover Offer Document is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of a Press Release or Offer Press Announcement, as applicable unless, during that period New HoldCo has elected to convert the Synergy Acquisition from a Scheme to a Takeover Offer, or vice versa (in which case the Scheme Circular or Takeover Offer Document, as applicable shall be issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the relevant Press Release or Offer Press Announcement, as applicable).

(iii) Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel) and all other applicable laws and regulations in relation to any Takeover Offer or Scheme.

(iv) Except as consented to by the Administrative Agent in writing and save to the extent that following the issue of a Press Release or an Offer Press Announcement New HoldCo elects to proceed with the Synergy Acquisition by way of Takeover Offer or Scheme respectively, ensure that (i) if the Synergy Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Synergy Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject in the case of a Scheme to any variation required by the Court and in either such case to any variations required by the Panel or which are not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given).

(v) Ensure that the Scheme Documents or, if the Synergy Acquisition is effected by way of a Takeover Offer, the Offer Documents, provided to the Administrative Agent contain all the material terms and conditions of the Scheme or Takeover Offer, as at that date, as applicable.

(vi) Not make or approve any increase in the Cash Consideration per Synergy Share or make any acquisition of any Synergy Share (including pursuant to a Takeover Offer) at a price that is higher than the price per Synergy Share stated in the Original Press Release, unless such increase in price is not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given); provided, however, that any increase in the Cash Consideration composed of Equity Interests of New HoldCo shall not be deemed to be materially adverse to the interests of the Lenders.

(vii) Except as consented to by the Administrative Agent in writing, not amend or waive (i) any term of the Scheme Documents or the Takeover Offer Documents, as applicable, in a manner materially adverse to the interests of the Lenders from those in the Original Press Release, as the case may be, or (ii) if the Synergy Acquisition is proceeding as a Takeover Offer, the Acceptance Condition, save for, in the case of clause (i), any amendment or waiver required by the Panel, the City Code, a court or any other applicable law, regulation or regulatory body.

(viii) Not take any action which would require New HoldCo to make a mandatory offer for the Synergy Shares in accordance with Rule 9 of the City Code.

(ix) Provide the Administrative Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(x) Promptly deliver to the Administrative Agent the receiving agent certificate issued under Rule 10 of the City Code (where the Synergy Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between a Borrower or its Affiliates and Synergy to the extent material to the interests of the Lenders in relation to the consummation of the Acquisitions (in each case, upon such documents or agreements being entered into by a member of the Consolidated Group), and all other material announcements and documents published by New HoldCo or delivered by New HoldCo to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by New HoldCo in connection with a Takeover Offer or Scheme, in each case to the extent New HoldCo, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so.

(xi) In the event that a Scheme is switched to a Takeover Offer or vice versa, (which New HoldCo shall be entitled to do on multiple occasions; provided that it complies with the terms of this Agreement), except as consented to by the Administrative Agent in writing, ensure that (A) where the Synergy Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include the Acceptance Condition and (B) the conditions to be satisfied in connection with the Synergy Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Synergy Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes permitted or required by the Panel, the City Code or the Court or that are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Synergy Acquisition may be effected, including without limitation, Section 3.02(e) and including changes to the price per Synergy Share which are made in accordance with the relevant provisions of this Agreement or any other agreement between New HoldCo and/or STERIS and the Administrative Agent.

(xii) In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Acceptance Condition has been satisfied and (ii) promptly upon New HoldCo acquiring Synergy Shares which represent not less than 90% in nominal value of the Synergy Shares to which the Takeover Offer relates, ensure that, within the time limits required under the UK Companies Act, notices under section 979 of the UK Companies Act in respect of Synergy Shares that New HoldCo has not yet agreed to directly or indirectly acquire are issued.

(xiii) In the case of a Scheme, within 90 days after the Scheme Effective Date and, in relation to a Takeover Offer, within 90 days after the Closing Date, procure that such action as is necessary is taken to de-list the Synergy Shares from the Official List of the Financial Conduct Authority and to cancel trading in the Synergy Shares on the main market for listed securities of the London stock exchange and as soon as reasonably practicable thereafter, and subject always to the UK Companies Act, use its reasonable endeavors to re-register Synergy as a private limited company.

(xiv) In the case of a Scheme, upon the occurrence of the Scheme Effective Date New HoldCo shall own (directly or indirectly) 100% of the Synergy Shares.

(l) OFAC and FCPA. The Loan Parties shall ensure and shall cause each member of the Consolidated Group and their respective officers and directors (in their capacity as officers and directors, as applicable, of members of the Consolidated Group) to ensure that, to their knowledge, the proceeds of any Advances shall not be used by such Persons (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, STERIS or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(m) Repayment of Existing Debt. (A) On or prior to the Closing Date, refinance, prepay, repay, redeem, satisfy and discharge or defease (including, with respect to the Existing STERIS Notes and Existing Synergy Notes the provision for the repayment or constructive discharge thereof (including any principal, interest and any applicable make-whole amount)) all of the Existing Debt or (B) make provisions for the actions described in clause (A) substantially contemporaneously with the Closing Date, except in each case for Existing Debt that (i) is only owed or guaranteed by members of the Consolidated Group that are Borrowers or Guarantors and (ii) does not benefit from any material terms that are more favorable in any material respect than those provided to the Lenders under this Agreement; provided that STERIS shall not be required to take any of the foregoing action with respect to the Existing STERIS Notes to the extent such Existing STERIS Notes have the terms of the Existing STERIS Notes as amended on the date hereof.

(n) Post-Closing. Promptly following the Closing Date, wind up, dissolve or liquidate or cause the winding up, dissolution or liquidation of Foreign Parent.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(j) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the Securities and Exchange Commission at

http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the applicable Borrower to the Administrative Agent providing notice of such availability). Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Borrowers hereby acknowledge that the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designed “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Reporting Entity will not and will not permit any member of the Consolidated Group to:

(a) Liens, Etc. Create, assume or suffer to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock), whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(i) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii) other statutory, common law or contractual Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iv) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v) Liens on property or assets to secure obligations owing to any member of the Consolidated Group;

(vi) (A) purchase money Liens on fixed assets or for the deferred purchase price of property; provided that such Lien is limited to the purchase price and only attaches to the property being acquired and (B) capital leases;

(vii) easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any member of the Consolidated Group;

(viii) Liens existing on the date of this Agreement and set forth on Schedule 5.02(a)(viii) hereto;

(ix) any Lien granted to Agent, for the benefit of the Lenders;

(x) Liens on Receivables Related Assets of a Receivables Subsidiary in connection with the sale of such Receivables Related Assets pursuant to Section 5.02(f)(iii) hereof;

(xi) in addition to the Liens permitted herein, additional Liens, so long as the aggregate principal amount of all Debt and other obligations secured by such Liens, when taken together with, without duplication, the principal amount of all Debt of Subsidiaries that are not Guarantors incurred pursuant to Section 5.02(e)(viii) below, does not exceed an amount equal to 8.5% of the Consolidated Total Assets at the time such Debt or other obligation is created or incurred;

(xii) Permitted Encumbrances;

(xiii) any Lien existing on any property or asset prior to the acquisition thereof by any member of the Consolidated Group or existing on any property or assets of any Person at the time such Person becomes a Subsidiary after the Effective Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of any member of the Consolidated Group (other than Persons who become members of the Consolidated Group in connection with such acquisition);

(xiv) Liens arising in connection with any margin posted related to Hedge Agreements entered other than for speculative purposes;

(xv) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clauses (vi), (viii), (xi) and (xiii) of this Section 5.02(a); provided that (x) the principal amount of the obligations secured thereby shall be limited to the principal amount of the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof), (y) such Lien shall be limited to all or a part of the assets that secured the obligation so extended, renewed or replaced and (z) in the case of any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (xi) of this Section 5.02(a) such extension, renewal or replacement (or successive renewals or replacements) shall utilize basket capacity under such clause (xi) prior to any excess amount not permitted thereunder being permitted under this clause (xv); and

(xvi) Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the paragraphs of this Section 5.02(a).

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, except that:

(i) any member of (x) the Consolidated Group other than the Borrowers may merge or consolidate with or into or (y) the Consolidated Group may convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to, in each case of clause (x) and (y), any other member of the Consolidated Group;

(ii) any Borrower may merge or consolidate with or into any other Person (including, but not limited to, any member of the Consolidated Group) so long as (A) such Borrower is the surviving entity or (B) the surviving entity shall succeed, by agreement, including an agreement where such succession occurs by operation of law, in any case reasonably satisfactory in substance to the Administrative Agent (and such agreement shall be provided to the Administrative Agent prior to the closing of such merger or consolidation), to all of the businesses and operations of such Borrower and shall assume all of the rights and obligations of such Borrower under this Agreement and the other Loan Documents;

(iii) any member of the Consolidated Group (other than the Borrowers) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets as determined in good faith by the Reporting Entity and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition; and

(iv) any member of the Consolidated Group (other than the Borrowers) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to another Person to effect (A) a transaction permitted by Section 5.02(f) (other than clause (vii)(ii) thereof) or (B) a merger or consolidation with or into such Person where such merger or consolidation results in such Person or the entity into which such Person is merged or consolidated becoming a member of the Consolidated Group;

provided, in the cases of clauses (i), (ii) and (iii) hereof, that no Default or Event of Default (or, during the Certain Funds Period, no Certain Funds Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom; and provided, further, that nothing herein shall restrict any merger, consolidation, conveyance, transfer, lease or other disposition made in connection with the Acquisitions.

(c) Accounting Changes. Change the Reporting Entity’s fiscal year-end from March 31 of each calendar year.

(d) Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by STERIS and its Subsidiaries (other than Synergy and its Subsidiaries) on the Effective Date and, following completion of the Synergy Acquisition, by Synergy and its Subsidiaries on the Closing Date; it being understood that this Section 5.02(d) shall not prohibit (i) the Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date (in the case of STERIS and its Subsidiaries other than Synergy and its Subsidiaries) or as of the Closing Date (in the case of Synergy and its Subsidiaries) or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e) Subsidiary Indebtedness. Permit any member of the Consolidated Group that is not a Borrower or a Guarantor to incur any Debt of any kind; provided, that this Section shall not apply to any of the following (without duplication):

(i) Debt incurred under the Loan Documents;

(ii) Debt of any member of the Consolidated Group to any member of the Consolidated Group; provided that such Debt shall not have been transferred to any other Person (other than to any member of the Consolidated Group);

(iii) Debt outstanding on the Effective Date and set forth on Schedule 5.02(e) and any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part), provided that the outstanding principal amount of any such Debt may only be increased to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e);

(iv) (i) Debt of any member of the Consolidated Group incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital leases and any Debt assumed in connection with the acquisition of any such assets (provided that such Debt is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Debt does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part); provided, that the aggregate principal amount of Debt permitted by this clause (iv) shall not exceed $75,000,000;

(v) Debt under or related to Hedge Agreements entered into for non-speculative purposes;

(vi) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business;

(vii) Debt of Receivables Subsidiaries in respect of Permitted Receivables Facilities in an aggregate principal amount at any time outstanding not to exceed $250,000,000;

(viii) (i) any other Debt (not otherwise permitted under this Agreement), and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of Debt outstanding under this clause (viii), provided that, the aggregate principal amount of (1) all Debt incurred under this clause (viii) and (2) without duplication, all Debt and other obligations secured by Liens incurred under Section 5.02(a)(xi) shall not exceed 8.5% of Consolidated Total Assets at the time such Debt is incurred (except that refinancing Debt incurred in reliance on clause (ii) of this Section 5.02(e)(viii) will in any event be permitted (but will utilize basket capacity under this clause (viii)) so long as the principal amount of such Debt does not exceed the principal amount of the Debt refinanced);

(ix) Debt owed to any officers or employees of any member of the Consolidated Group; provided that the aggregate principal amount of all such Debt shall not exceed $10,000,000 at any time outstanding;

(x) guarantees of any Debt permitted pursuant to this Section 5.02(e);

(xi) Debt in respect of bid, performance, surety bonds or completion bonds issued for the account of any member of the Consolidated Group in the ordinary course of business, including guarantees or obligations of any member of the Consolidated Group with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(xii) Debt incurred or arising from or as a result of agreements providing for indemnification, deferred payment obligations, purchase price adjustments, earn-out payments or similar obligations;

(xiii) Debt in connection with overdue accounts payable, which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(xiv) Debt arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving any member of the Consolidated Group; provided that the judgment, award(s) and/or settlements to which such Debt relates would not constitute an Event of Default under Section 6.01(f);

(xv) Debt in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(xvi) (i) Debt of any Person which becomes a Subsidiary after the Effective Date or is merged with or into or consolidated or amalgamated with any member of the Consolidated Group after the Effective Date and Debt expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Debt existed at the time such Person became a Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof, (B) immediately after such Person becomes a Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing and (y) the Reporting Entity shall be in compliance with Section 5.03 on a pro forma basis and (C) such Debt is not (a) Debt of Synergy or its Subsidiaries outstanding under the Existing Synergy Credit Agreement, (b) the Existing Synergy Notes, (c) Debt of Synergy or its Subsidiaries characterized as capital leases to the extent such Debt is in excess of $75,000,000 or (d) other Debt of Synergy or its Subsidiaries to the extent such Debt is in excess of $30,000,000; and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part), provided that the outstanding principal amount of any such Debt may only be increased to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e).

(f) Dispositions. Convey, sell, assign, transfer or otherwise dispose of (each a “Disposition”) any of its property or assets outside the ordinary course of business, other than to any member of the Consolidated Group, except for:

(i) Dispositions of assets and property that are (i) obsolete, worn, damaged, uneconomic or otherwise deemed by any member of the Consolidated Group to no longer be necessary or useful in the operation of such member of the Consolidated Group’s current or anticipated business or (ii) replaced by other assets or property of similar suitability and value;

(ii) Dispositions of cash and Cash Equivalents;

(iii) Dispositions of accounts receivable (i) in connection with the compromise or collection thereof, (ii) deemed doubtful or uncollectible in the reasonable discretion of any member of the Consolidated Group, (iii) obtained by any member of the Consolidated Group in the settlement of joint interest billing accounts, (iv) granted to settle collection of accounts receivable or the sale of defaulted accounts arising in connection with the compromise or collection thereof and not in connection with any financing transaction or (v) in connection with a Permitted Receivables Facility;

(iv) any other Disposition (not otherwise permitted under this Agreement) of any assets or property; provided that after giving effect thereto, the Reporting Entity would be in pro forma compliance with the covenants set forth in Section 5.03;

(v) Dispositions by any member of the Consolidated Group of all or any portion of any Subsidiary that is not a Material Subsidiary;

(vi) leases, licenses, subleases or sublicenses by any member of the Consolidated Group of intellectual property in the ordinary course of business;

(vii) Dispositions arising as a result of (i) the granting or incurrence of Liens permitted under Section 5.02(a) or (ii) transactions permitted under Section 5.02(b) (other than Section 5.02(b)(iii)) of this Agreement;

(viii) any Disposition or series of related Dispositions that does not individually or in the aggregate exceed $5,000,000;

(ix) Dispositions constituting terminations or expirations of leases, licenses and other agreements in the ordinary course of business; and

(x) contributions of assets in the ordinary course of business to joint ventures entered into in the ordinary course of business.

SECTION 5.03 Financial Covenants.

(a) Beginning on the last day of the first full fiscal quarter ending after the Closing Date and on the last day of each fiscal quarter ending thereafter, the Reporting Entity will not permit, as of the last day of any such fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the four consecutive fiscal quarter period ending as of such date to exceed, for the last day of the first two full fiscal quarters ending after the Closing Date, 3.75 to 1.00, and for the last day of each fiscal quarter thereafter, 3.50 to 1.00.

(b) Beginning on the last day of the first full fiscal quarter ending after the Closing Date and on the last day of each fiscal quarter ending thereafter, the Reporting Entity will not permit, as of the last day of any such fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four fiscal quarters ending on such date, to be less than 3.00:1.00.

SECTION 5.04 Limitations on Activities of Certain Entities During the Certain Funds Period and Prior to the Closing Date. During the Certain Funds Period and immediately prior to the Closing Date, New HoldCo, US HoldCo, Foreign Parent, US AcquisitionCo and US Parent shall not take any actions other than those arising in connection with, or related or incidental to, the Transactions (including any actions contemplated pursuant to this Agreement).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Loan Party, as applicable, shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b) (i) any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers or directors) in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made or (ii) any failure to make a representation or warranty on the Closing Date when such representation or warranty would otherwise be required to be made and the applicable Borrower has delivered notice to the Administrative Agent informing the Administrative Agent of such election; or

(c) (i) a Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d)(i), 5.01(j)(iv), 5.01(k), 5.01(m), 5.02(a), 5.02(b), 5.02(d), 5.02(e), 5.02(f), 5.03 or 5.04 or (ii) a Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(j) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender, or

(iii) a Borrower or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d) a Borrower, any Guarantor or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness of such Borrower, or such Guarantor or such Significant Subsidiary, respectively, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; it being understood and agreed that notwithstanding the foregoing, the prepayment of any Existing Debt as a result of the occurrence of the Acquisitions and the Non-Contravention Exception will not result in an Event of Default under this clause (d); provided that this clause (d) will apply to the extent there is a failure to make any such prepayment when the same becomes due and payable; or

(e) any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Loan Party or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f) any one or more judgments or orders for the payment of money in excess of the greater of (x) $75,000,000 and (y) 2% of Consolidated Total Assets shall be rendered against a Loan Party or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Reporting Entity (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Reporting Entity (on a fully diluted basis), except as contemplated by the Acquisitions; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, a majority of the members of the board of directors of the Reporting Entity shall not be Continuing Directors; or

(h) one or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event with respect to any Plan; (ii) the partial or complete withdrawal of the Reporting Entity or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) this Agreement (including the Guaranty set forth in Article VIII) shall cease to be valid and enforceable against the Loan Parties (except to the extent it is terminated in accordance with its terms) or a Loan Party shall so assert in writing;

then, and in any such event (subject to Section 3.04), the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, (but for the avoidance of doubt, always subject to Section 3.04), that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Synergy Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i) it is capable of remedy and reasonable steps are being taken to remedy it;

(ii) the circumstances giving rise to it have not been procured or authorized by the Borrowers knowingly in breach of this Agreement;

(iii) it is not reasonably likely to have a material adverse effect on the Reporting Entity and its Subsidiaries, on a consolidated basis; and

(iv) it is not a breach of Section 5.01(h) or 5.01(m).

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02 Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Duties of Administrative Agent; Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.14(k) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by each Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08 [Reserved.]

SECTION 7.09 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger,” “book runner,” “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTY

SECTION 8.01 Guaranty. Subject to Section 5.01(h)(y), each Guarantor, on a joint and several basis, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Lender Parties (defined below) (the “Guaranty”), as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration, demand or otherwise, and at all times thereafter, of all existing and future indebtedness and liabilities, whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrowers to the Lenders and the Administrative Agent (collectively the “Lender Parties”) arising under this Agreement or any other Loan Document, including all renewals, extensions and modifications thereof (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty (other than payment in full in cash).

SECTION 8.02 No Termination. Except as permitted under Section 8.08, this Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 8.03 Waiver by the Guarantors. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled other than any notice required hereunder.

SECTION 8.04 Subrogation. No Guarantor shall exercise any right of subrogation, reimbursement, exoneration, indemnification or contribution, any right to participate in any claim or remedy of the Lender Parties or any similar right with respect to any payment it makes under this Guaranty with respect to the Guaranteed Obligations until all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and the Commitments have terminated. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.05 Waiver of Defenses. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability against the Borrowers of this Agreement or any agreement or other instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligation of the Borrowers under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or any other member of the Consolidated Group or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, if any, or assets, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or other assets for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the corporate structure or existence of a Borrower or other member of the Consolidated Group;

(f) any failure of the Administrative Agent or any Lender to disclose to a Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g) the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, a Borrower, any Guarantor or any other guarantor or surety (other than defense of payment in full in cash).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of a Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.06 Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the

Guaranteed Obligations or any part thereof, including, without limitation, any provision of law requiring the Lender Parties to exhaust any right or remedy or to take any action against a Borrower, any other guarantor or any other Person or property before enforcing this Guaranty against such Guarantor.

SECTION 8.07 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon any action or proceeding, of a Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent as and to the extent that the Administrative Agent has the right to demand such amounts pursuant to Section 6.01 hereof.

SECTION 8.08 Release of Guarantees.

(a) If after the Closing Date, New HoldCo receives a credit rating of Baa3 or higher by Moody’s (with stable or better outlook) and BBB- or higher by Standard and Poor’s (with stable or better outlook) at any time, each Guarantor (other than STERIS and New HoldCo) shall automatically without delivery of any instrument or performance of any act by any party be released from this Guaranty (for so long as such ratings are maintained at such levels or higher) except to the extent that any such entity remains an obligor in respect of any Existing STERIS Notes or other Material Indebtedness, in which case the Guaranty of such entity shall remain in effect until such indebtedness is repaid or such entity shall cease to be a guarantor thereof.

(b) A Guarantor (other than STERIS and New HoldCo) shall automatically without delivery of any instrument or performance of any act by any party be released from its obligations hereunder (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Reporting Entity, (ii) at such time that such Guarantor is no longer (x) a Material Subsidiary of STERIS that is a Domestic Subsidiary or (y) a Material Subsidiary of Synergy that is organized under the laws of England and Wales; provided that if the Reporting Entity desires such entity to remain a Guarantor, the Reporting Entity shall notify the Administrative Agent in writing and such entity shall remain a Guarantor, or (iii) upon the occurrence of the applicable circumstances set forth in Section 5.01(h)(y), in which case the applicable guarantee will be void ab initio as set forth therein.

(c) In connection with any release pursuant to this Section 8.08, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 8.08 shall be without recourse to or warranty by the Administrative Agent.

SECTION 8.09 Guaranty Limitations. Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable foreign, federal and state bankruptcy, insolvency or receivership laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and each Guarantor’s obligations hereunder. This Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of section 678 and 679 of the Companies Act 2006 and, with respect to any Person that becomes a Guarantor after the date of this Agreement, shall be subject to any limitations set forth in the joinder hereto pursuant to which such Person shall become a Guarantor.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i) waive any of the conditions specified in Section 3.01, 3.02 or 3.03 unless signed by each Lender directly and adversely affected thereby;

(ii) increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii) reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of a Borrower to pay Default Interest;

(iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi) amend this Section 9.01, unless signed by all Lenders; or

(vii) release all or substantially all of the Guarantors from the Guaranty (except as contemplated by Section 8.08) unless signed by all Lenders,

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrowers may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrowers.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrowers and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 9.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed (including email as permitted under Section 9.02(b)), telecopied or delivered, if to a Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to a Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Borrower or its securities for purposes of United States federal or state securities laws.

(e) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrowers notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f) With respect to notices and other communications hereunder from a Borrower to any Lender, such Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04 Costs and Expenses.

(a) The Reporting Entity agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. The Reporting Entity further agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrowers of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b) The Reporting Entity agrees to, or to cause the applicable Borrower to, indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided, that each Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together, (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrowers, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any material breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Joint Lead Arranger acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding the foregoing, this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(d), 2.08(e), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by such Borrower pursuant to Section 9.07(b) or (iv) for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of each Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05 Right of Setoff. Subject to Section 3.04, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the applicable Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Loan Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall have no right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may, with the consent of (x) the Borrowers (A) prior to the funding of the Advances on the Closing Date, in the Borrowers’ sole discretion (provided that such consent shall be deemed to have been given with respect to any Person identified to the Administrative Agent in writing by the Borrowers prior to the Initial Effective Date (the “Pre-Approved Lenders”)) and (B) after the funding of the Advances on the Closing Date, such consent not to be unreasonably withheld or delayed, and (y) the Administrative Agent, which consent shall not be unreasonably withheld or delayed, assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, that (A) after the funding of the Advances on the Closing Date, the consent of the Borrowers shall not be required while an Event of Default has occurred and is continuing, (B) the consent of the Borrowers shall be deemed given if the Borrowers shall not have objected within 10 Business Days following its receipt of written notice of such proposed assignment, and (C) in the case of an assignment to any other Lender or an Affiliate of any Lender, no such consent shall be required from (x) the Administrative Agent, (y) the Borrowers with respect to assignments by any Lender to its Affiliate or to another Lender, or (z) the Borrowers if (1) the funding of the Advances on the Closing Date has occurred or (2) a Certain Funds Default has occurred and is continuing, provided that in each such case notice thereof shall have been given to the Borrowers and the Administrative Agent.

(b) Upon demand by the Borrowers (with a copy of such demand to the Administrative Agent) (w) any Defaulting Lender, (x) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (y) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (z) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, will assign to one or more Persons designated by the Borrowers all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment and the Advances owing to it).

(c) In each such case,

(A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement associated with a particular Class, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or at the Borrower’s option, the Sterling Equivalents of $10,000,000 and $1,000,000, respectively);

(C) [Reserved];

(D) each such assignment made as a result of a demand by the Borrowers pursuant to Section 9.07(b) shall be arranged by the Borrowers with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(E) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to Section 9.07(b), (1) so long as a Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Reporting Entity or one or more assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (3) unless and until the Reporting Entity shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F) the parties to each such assignment (other than, except in the case of a demand by the Borrowers pursuant to Section 9.07(b), the Borrowers) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrowers pursuant to Section 9.07(b) (in which case the Reporting Entity shall pay, or cause to be paid, the fee required by subclause (E)(3) of Section 9.07(c)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(d) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Sections 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) [Reserved];

(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(g) The Administrative Agent, acting solely for this purpose as the agent of the Borrowers, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrowers; provided, however, that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrowers herefrom or therefrom, except as to matters requiring the approval of all the Lenders pursuant to Section 9.01; and

(vi) prior to the funding of the Advances on the Closing Date, no Lender may sell participations except with the consent of the Borrowers in their sole discretion.

Each Lender shall promptly notify the Borrowers after any sale of a participation by such Lender pursuant to this Section 9.07(h); provided that the failure of such Lender to give notice to the Borrowers as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrowers received by it from such Lender as more fully set forth in Section 9.08 and subject to the requirements of Section 9.08 (it being understood that, notwithstanding anything to the contrary set forth in such agreement, the Borrowers shall be third party beneficiaries of such agreement).

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

SECTION 9.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrowers promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers. Each Lender acknowledges that its ability to disclose information concerning the Transactions is restricted by the City Code and the Panel and that this Section 9.08 is subject to those restrictions.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in any case reasonable care.

SECTION 9.09 Debt Syndication during the Certain Funds Period. Each of the Lenders and the Administrative Agent confirms that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) issued by the Panel.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12 Jurisdiction, Etc..

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any federal court of the United States of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Loan Parties hereby appoint STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, or should it subsequently have its principal place of business in The City of New York, at such principal place of business, as their agent for service of process, and agree that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any court referenced in Section 9.12(b).

SECTION 9.13 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14 No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrowers acknowledge and agree that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrowers or any of their Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates.

SECTION 9.15 Waiver of Jury Trial. Each of the Borrowers and the Guarantors, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16 Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss with respect to such Borrower. The obligations of each Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17 Amendment and Restatement and Continuing Effect. This Agreement constitutes for all purposes an amendment and a restatement of the Existing Bridge Credit Agreement and as of the Effective Date all commitments and advances outstanding under the Existing Bridge Credit Agreement shall constitute Commitments or Advances, respectively, under this Agreement. The Existing Bridge Credit Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. On and after the Effective Date, the Retiring Borrower shall have no rights or obligations as, and shall not be, either (i) a Borrower or (ii) a Loan Party under the Existing Bridge Credit Agreement as amended and restated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEW STERIS LIMITED, as a Borrower and as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Director, Senior Vice President, Chief
Financial Officer, Chief Accounting Officer and Treasurer

STERIS CORPORATION, as a Borrower and as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Senior Vice President, Chief Financial Officer and Treasurer

SOLAR US PARENT CO., as Retiring Borrower

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

Signature Page to

364-Day Bridge Credit Agreement

AMERICAN STERILIZER COMPANY, as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

INTEGRATED MEDICAL SYSTEMS INTERNATIONAL, INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

ISOMEDIX INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Vice President and Secretary

ISOMEDIX OPERATIONS INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Vice President and Secretary

STERIS EUROPE, INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

STERIS INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

Signature Page to

364-Day Bridge Credit Agreement

UNITED STATES ENDOSCOPY GROUP, INC., as a Guarantor

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

Signature Page to

364-Day Bridge Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ E. Mark Hardison
Name:	E. Mark Hardison
Title:	Senior Vice President

Signature Page to

364-Day Bridge Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Lisa Whatley
Name:	Lisa Whatley
Title:	Managing Director

Signature Page to

364-Day Bridge Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Sanya Valeva
Name:	Sanya Valeva
Title:	Senior Vice President

Signature Page to

364-Day Bridge Credit Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

135 S La Salle St

Chicago, IL 60603

Attention: Elizabeth Uribe

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated 364-Day Bridge Credit Agreement, dated as of March 31, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited and STERIS Corporation, as Borrowers, Solar US Parent Co., as Retiring Borrower, Bank of America, N.A., as Administrative Agent, and the Guarantors and Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower executing this notice hereby requests a Borrowing in accordance with Section 2.02 of the Credit Agreement:

1.	On (a Business Day).

2.	In the aggregate principal amount of

3.	Type of Borrowing (Base Rate Advance or Eurocurrency Rate Advance):

4.	Class of Borrowing (Tranche 1 Commitment or Tranche 2 Commitment):

5.	Agreed currency:

6.	Initial Interest Period (if a Eurocurrency Rate Advance): months.

7.	[The location and number of the applicable Borrower’s account to which the proceeds of the Borrowing are to be disbursed has been previously provided to the

Administrative Agent in writing and the Administrative Agent is authorized to send such proceeds to such account.] [The Borrower hereby designates the following account for the disbursement of the proceeds of the Borrowing, and the Administrative Agent is authorized to send such proceeds to the following account and to disregard any previously provided account instructions when distributing the proceeds of this Borrowing: ]

8.	If conditioned on the occurrence of any event, description of such event:

[Signature Page Follows.]

[NEW STERIS LIMITED]

[STERIS CORPORATION]

By:

Name:

Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the letters of credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable sub-facilities.

obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3. Borrower(s):

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of March 31, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited and STERIS Corporation, as Borrowers, Solar US Parent Co., as Retiring Borrower, Bank of America, N.A., as Administrative Agent, and the Guarantors and Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

6. Assigned Interest[s]:6

Assignor[s][7]	Assignee[s][8]	Tranche Assigned[9]	Aggregate Amount of Commitment /Loans for all Lenders[10]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment /Loans[11]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][12]

Assignment Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]

[NAME OF ASSIGNOR]

By:
Title:

[6]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee and, if available, its market entity identifier, as appropriate.
[9]	Fill in the appropriate Tranche
[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the trade date and the Assignment Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the trade date.
[13]	Add additional signature blocks as needed. Include both fund/pension plan and manager making the trade (if applicable).

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][14]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[15]

By:
Title:

Consented to:

[NEW STERIS LIMITED] [STERIS CORPORATION]

By:
Title:

[14]	Add additional signature blocks as needed.
[15]	If required under the Credit Agreement.

[                    ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07 of the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01(e) or 5.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i)

[16]	Describe Credit Agreement at option of Administrative Agent.

it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. UK Tax Matters17

2.1 The New Lender confirms, for the benefit of the Administrative Agent and without any liability to any Loan Party, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[18]

2.2 [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance and falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account chargeable interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][19]

[17]	The following confirmation should be included, as applicable, in respect of the assignment of a loan made to New Holdco or any Borrower incorporated or resident for tax purposes in the United Kingdom.
[18]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[19]	Include if New Lender comes within paragraph (i)(2) of the definition of Qualifying Lender.

2.3 [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [    ]20, so that interest payable to it by borrowers is generally subject to the full exception from UK withholding tax, and requests that the Borrower notify:

(a)	each relevant Borrower which is a party as a Borrower as at the Transfer Date; and

(b)	each relevant Borrower which becomes a Borrower after the Transfer Date,

that it wishes that scheme to apply to the Credit Agreement.]21]

3. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Date to [the][the relevant] Assignee.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[20]	Insert jurisdiction of tax residence.
[21]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated 364-Day Bridge Credit Agreement dated as of March 31, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited, STERIS Corporation, Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated 364-Day Bridge Credit Agreement dated as of March 31, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited, STERIS Corporation, Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated 364-Day Bridge Credit Agreement dated as of March 31, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited, STERIS Corporation, Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated 364-Day Bridge Credit Agreement dated as of March 31, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New STERIS Limited, STERIS Corporation, Bank of America, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT D

[FORM OF] GUARANTOR JOINDER AGREEMENT

This Guarantor Joinder Agreement (this “Agreement”) dated as of [                    ] is made by each of the parties on Schedule I hereto (the “Additional Guarantors”), in favor of Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below.

RECITALS

WHEREAS, reference is made to the Amended and Restated 364-Day Bridge Credit Agreement, dated as of March 31, 2015 (as amended, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among New Steris Limited (“New HoldCo”), as a Borrower, STERIS Corporation (“STERIS”), as a Borrower, the Guarantors parties thereto from time to time, the Lenders parties thereto and the Administrative Agent;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Advances to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Additional Guarantor is a Subsidiary of the Reporting Entity;

WHEREAS, the proceeds of the Advances may be used in part to enable the Borrowers to make valuable transfers to the Additional Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Additional Guarantor acknowledges that it will derive a substantial direct or indirect benefit from the making of the Advances; and

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder. As of the date hereof, each Additional Guarantor hereby agrees that it shall become a “Guarantor” under and for all purposes of the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor under the Credit Agreement and the other Loan Documents, including those set forth in ARTICLE VIII of the Credit Agreement.

Section 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5. Miscellaneous. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Additional Guarantors have caused this Guarantor Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[ ][1]

By:
Name:
Title:

Acknowledged:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[1]	Insert applicable legal names

[Guarantor Joinder Agreement]